                                                                    EXHIBIT 10.4

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            STEWART & STEVENSON LLC,

                                       AND

                         CROWN ENERGY TECHNOLOGIES INC.,
                        CROWN ENERGY TECHNOLOGIES, INC.,
                   CROWN ENERGY TECHNOLOGIES (OKLAHOMA) INC.,
                    CROWN ENERGY TECHNOLOGIES (ODESSA) INC.,
                   CROWN ENERGY TECHNOLOGIES (VICTORIA) INC.,
                    CROWN ENERGY TECHNOLOGIES (CASPER) INC.,
                  CROWN ENERGY TECHNOLOGIES (BAKERSFIELD), INC.
                              RANCE E. FISHER, AND
                                 TODD E. FISHER

                             DATED FEBRUARY 25, 2007

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                                TABLE OF CONTENTS

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1.  DEFINITIONS AND USAGE................................................     1
    1.1   DEFINITIONS....................................................     1
    1.2   USAGE..........................................................    12

2.  SALE AND TRANSFER OF ASSETS; CLOSING.................................    13
    2.1   ASSETS TO BE SOLD..............................................    13
    2.2   EXCLUDED ASSETS................................................    15
    2.3   CONSIDERATION..................................................    16
    2.4   LIABILITIES....................................................    17
    2.5   PRORATIONS OF CERTAIN TAXES....................................    19
    2.6   SALES AND TRANSFER TAXES.......................................    19
    2.7   PURCHASE PRICE ALLOCATION......................................    20
    2.8   CLOSING........................................................    21
    2.9   CLOSING OBLIGATIONS............................................    22
    2.10  EFFECTIVE DATE BALANCE SHEETS..................................    23
    2.11  CLOSING DATE WORKING CAPITAL ADJUSTMENT AMOUNT.................    24
    2.12  POST-CLOSING ADJUSTMENT PROCEDURE..............................    24

3.  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS AND
    OTHER SELLERS........................................................    25
    3.1   ORGANIZATION AND GOOD STANDING.................................    25
    3.2   ENFORCEABILITY; AUTHORITY; NO CONFLICT; NO CONSENTS............    25
    3.3   FINANCIAL STATEMENTS...........................................    26
    3.4   BOOKS AND RECORDS..............................................    27
    3.5   CONDITION AND SUFFICIENCY OF ASSETS............................    27
    3.6   DESCRIPTION OF REAL PROPERTY...................................    27
    3.7   TITLE TO ASSETS; ENCUMBRANCES..................................    27
    3.8   ACCOUNTS RECEIVABLE............................................    28
    3.9   INVENTORIES....................................................    28
    3.10  NO UNDISCLOSED LIABILITIES; ABSENCE OF CERTAIN CHANGES.........    28
    3.11  TAXES..........................................................    29
    3.12  LABOR MATTERS; COMPLIANCE......................................    30
    3.13  EMPLOYEE BENEFITS..............................................    31
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                                TABLE OF CONTENTS
                                   (continued)

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    3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
          AUTHORIZATIONS.................................................    31
    3.15  LEGAL PROCEEDINGS; ORDERS......................................    32
    3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS..........................    33
    3.17  CONTRACTS; NO DEFAULTS.........................................    34
    3.18  INSURANCE......................................................    37
    3.19  ENVIRONMENTAL MATTERS..........................................    38
    3.20  GUARANTEES; LETTERS OF CREDIT..................................    38
    3.21  PRODUCT WARRANTIES.............................................    38
    3.22  PRODUCT LIABILITY CLAIMS.......................................    39
    3.23  PRODUCT SAFETY AUTHORITIES.....................................    39
    3.24  INTELLECTUAL PROPERTY..........................................    39
    3.25  BROKERS OR FINDERS.............................................    40
    3.26  RELATED PARTY TRANSACTIONS.....................................    40

4.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................    40
    4.1   ORGANIZATION AND GOOD STANDING.................................    40
    4.2   ENFORCEABILITY; AUTHORITY; NO CONFLICT.........................    41
    4.3   CERTAIN PROCEEDINGS............................................    41
    4.4   BROKERS OR FINDERS.............................................    41

5.  COVENANTS OF BUYER AND SELLERS PRIOR TO CLOSING......................    42
    5.1   REQUIRED APPROVALS.............................................    42
    5.2   NOTIFICATION...................................................    42
    5.3   COMMERCIALLY REASONABLE EFFORTS................................    43
    5.4   BULK SALES LAWS................................................    43
    5.5   UPDATING; DELIVERY OF MONTHLY FINANCIALS.......................    43

6.  COVENANTS OF SELLERS PRIOR TO CLOSING................................    43
    6.1   ACCESS AND INVESTIGATION.......................................    43
    6.2   OPERATION OF THE BUSINESSES....................................    44
    6.3   NEGATIVE COVENANT..............................................    45

7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..................    45
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                                       ii

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                                TABLE OF CONTENTS
                                   (continued)

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    7.1   ACCURACY OF REPRESENTATIONS; SELLERS' PERFORMANCE..............    45
    7.2   HSR ACT........................................................    46
    7.3   CONSENTS.......................................................    46
    7.4   ADDITIONAL DOCUMENTS...........................................    46
    7.5   NO PROCEEDINGS.................................................    47
    7.6   NO CONFLICT....................................................    47

8.  CONDITIONS PRECEDENT TO EACH SELLER'S OBLIGATION TO CLOSE............    47
    8.1   ACCURACY OF REPRESENTATIONS; BUYER'S PERFORMANCE...............    47
    8.2   HSR ACT........................................................    47
    8.3   ADDITIONAL DOCUMENTS...........................................    48
    8.4   NO PROCEEDINGS.................................................    48
    8.5   NO CONFLICT....................................................    48

9.  TERMINATION..........................................................    48
    9.1   TERMINATION EVENTS.............................................    48
    9.2   EFFECT OF TERMINATION..........................................    49

10. ADDITIONAL COVENANTS.................................................    49
    10.1  EMPLOYEES AND EMPLOYEE BENEFITS................................    49
    10.2  RETENTION OF AND ACCESS TO RECORDS.............................    51
    10.3  FURTHER ASSURANCES.............................................    51
    10.4  PROVISIONS RELATING TO CERTAIN ASSETS AND WARRANTY
          OBLIGATIONS....................................................    52
    10.5  SUPPORT........................................................    53

11. INDEMNIFICATION; REMEDIES............................................    53
    11.1  SURVIVAL.......................................................    53
    11.2  INDEMNIFICATION AND REIMBURSEMENT BY PRINCIPAL SHAREHOLDERS
          AND SELLERS....................................................    54
    11.3  INDEMNIFICATION AND REIMBURSEMENT BY BUYER.....................    54
    11.4  LIMITATIONS ON AMOUNT--SELLERS.................................    55
    11.5  LIMITATIONS ON AMOUNT--BUYER...................................    56
    11.6  TIME LIMITATIONS...............................................    56
    11.7  PROCEDURE......................................................    56
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                                       iii

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                                TABLE OF CONTENTS
                                   (continued)

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    11.8  PAYMENT........................................................    58
    11.9  INSURANCE......................................................    59
    11.10 NO DUPLICATION.................................................    59
    11.11 REMEDIES.......................................................    59
    11.12 NO SPECIAL DAMAGES.............................................    59

12. CONFIDENTIALITY......................................................    60
    12.1  DEFINITION OF CONFIDENTIAL INFORMATION.........................    60
    12.2  RESTRICTED USE OF CONFIDENTIAL INFORMATION.....................    61
    12.3  EXCEPTIONS.....................................................    61
    12.4  LEGAL PROCEEDINGS..............................................    61
    12.5  RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION..............    62
    12.6  ATTORNEY-CLIENT PRIVILEGE......................................    62

13. GENERAL PROVISIONS...................................................    63
    13.1  EXPENSES.......................................................    63
    13.2  PUBLIC ANNOUNCEMENTS...........................................    63
    13.3  NOTICES........................................................    63
    13.4  DISPUTE RESOLUTION.............................................    64
    13.5  ENFORCEMENT OF AGREEMENT.......................................    64
    13.6  WAIVER; REMEDIES CUMULATIVE....................................    65
    13.7  ENTIRE AGREEMENT AND MODIFICATION..............................    65
    13.8  ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS..............    65
    13.9  SEVERABILITY...................................................    66
    13.10 CONSTRUCTION...................................................    66
    13.11 TIME OF ESSENCE................................................    66
    13.12 GOVERNING LAW..................................................    66
    13.13 EXECUTION OF AGREEMENT.........................................    66
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                                       iv

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated February 25, 2007, by and among Stewart & Stevenson LLC, a Delaware limited liability company ("Buyer"), Todd E. Fisher and Rance E. Fisher (the "Principal Shareholders"), and Crown Energy Technologies Inc., Crown Energy Technologies, Inc., Crown Energy Technologies (Oklahoma) Inc., Crown Energy Technologies (Odessa) Inc., Crown Energy Technologies (Victoria) Inc., Crown Energy Technologies (Casper) Inc. and Crown Energy Technologies (Bakersfield), Inc. (each, a "Seller," and collectively, the "Sellers").

                                    RECITALS

     WHEREAS, the Canadian Seller (as hereinafter defined) is engaged, in Canada, and the US Seller (as hereinafter defined) is engaged, in the United States, in the business of engineering, manufacturing, selling and distributing equipment for oil and gas well servicing and well stimulation, and furnishing related parts and services to customers in the oilfield services industry (collectively, the "Businesses");

     WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, all or substantially all of the properties and assets owned or leased by Sellers in connection with the Businesses, upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, Buyer is willing to assume certain obligations of Sellers relating to the Businesses, on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.   DEFINITIONS AND USAGE

     1.1  DEFINITIONS

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

     "Accounts Receivable"--(a) all trade accounts receivable and other rights to payment (including progress payments) from customers of Sellers related to either Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of each Seller; (b) all other accounts or notes receivable of each Seller related to either Business and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

     "Affiliate"--with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such first Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds fifty percent (50%) or more of the ownership interests in such other Person.

     "Agreed Closing Date Working Capital Amount" --Working Capital of not less than Sixteen Million Dollars ($16,000,000).

     "Allocation Schedule"--as defined in Section 2.7(a).

     "Assets"--as defined in Section 2.1.

     "Assumed Liabilities"--as defined in Section 2.4(a).

     "Bank Operating Loans"--principal amounts plus accrued and unpaid interest due on the Closing Date by the Sellers for operating lines provided by (i) JP Morgan Chase Bank in the United States; and (ii) HSBC Bank Canada, and excluding, for greater certainty, the Bank Term Loans.

     "Bank Term Loans" means those term loans listed as due by U.S. Sellers to J.P. Morgan Chase Bank in Section D.2 of Section 3.17(a) of the Seller Disclosure Schedules.

     "Bids"--as defined in Section 2.1(d).

     "Bill of Sale, Assignment and Assumption Agreement"--as defined in Section 2.9(a)(i).

     "Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any Seller Contract.

     "Bulk Sales Laws"--as defined in Section 5.4.

     "Businesses"--as defined in the recitals of this Agreement.

     "Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Calgary, Alberta or Houston, Texas are permitted or required to be closed.

     "Business Records"--as defined in Section 2.1(g).

     "Buyer"--as defined in the first paragraph of this Agreement.

     "Buyer Contact"--as defined in Section 12.2(a).

     "Buyer Disclosure Schedules"--the disclosure schedules prepared by Buyer and delivered pursuant to this Agreement, as such schedules may be amended from time to time.

     "Buyer Group"--as defined in Section 6.1.

     "Buyer Indemnitees"--as defined in Section 11.2.

     "Buyer Lease Agreements"--the lease agreements to be entered into by Buyer (or one or more Affiliates of Buyer to which Buyer has assigned its rights hereunder in accordance with

Section 13.8) as of the Closing Date with Kearney for each parcel of Kearney Real Property described in Section 3.6 of the Seller Disclosure Schedules, substantially in the form of the relevant lease agreement forming part of Exhibit A hereto.

     "Canadian GAAP"--generally accepted accounting principles for financial reporting in Canada, applied on a basis consistent with the basis on which the Latest Balance Sheet of Canadian Seller was prepared.

     "Canadian Seller" --Crown Energy Technologies Inc., a corporation organized under the laws of the Province of Alberta, Canada.

     "Canadian Seller Audited Financial Statements"--the audited balance sheets of Canadian Seller for the periods ended April 30, 2005 and April 30, 2006, together with the related statements of loss and deficit and cash flows for the periods then ended, prepared in accordance with Canadian GAAP.

     "Capitalized Lease Obligations"--with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as capital lease obligations under US GAAP or Canadian GAAP (as applicable), and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with US GAAP or Canadian GAAP (as applicable).

     "Closing"--as defined in Section 2.8.

     "Closing Balance Sheets"--as defined in Section 2.12(a).

     "Closing Date"--the date on which the Closing takes place.

     "Closing Date Excluded Working Capital Assets"--any Accounts Receivable of any Seller listed on Section 2.2(j) of the Seller Disclosure Schedules and any other assets of any Seller that are taken into account in determining the Closing Date Working Capital Amount but which are Excluded Assets.

     "Closing Date Non-Assumed Working Capital Liabilities"--any Liabilities of any Seller (including, without limitation, the Bank Term Loans, any liability for Taxes or any liability of any Seller under any Seller Benefit Plan or relating to payroll, sick leave, workers' compensation or unemployment benefits for any Employee) that are taken into account in determining the Closing Date Working Capital Amount but which are Retained Liabilities.

     "Closing Date Working Capital Adjustment Amount" --as defined in Section 2.11.

     "Closing Date Working Capital Amount"--as defined in Section 2.12(a).

     "COBRA"--the group health plan continuation coverage requirements of
Section 4980B of the Code or Sections 601-607 of ERISA.

     "Code"--the U.S. Internal Revenue Code of 1986, as amended.

     "Confidential Information"--as defined in Section 12.1(a).

     "Confidentiality Agreement"--the Confidentiality Agreement, dated as of September 18, 2006, between Buyer and Canadian Seller.

     "Consent"--any approval, consent, ratification, waiver or other authorization.

     "Contemplated Transactions"--all of the transactions contemplated by this Agreement or under any other agreement delivered in connection with the Closing.

     "Contract"--any agreement, contract, Lease, commitment or other undertaking or arrangement.

     "Current Can$/U.S.$ Exchange Rate" --on any date, the daily noon Can$/U.S.$ exchange rate for such date published by the Bank of Canada.

     "Damages"--as defined in Section 11.2.

     "Disclosing Party"--as defined in Section 12.1(a).

     "Dispute"--as defined in Section 13.4.

     "Dollars" or "$"--Canadian dollars, except as otherwise expressly stated.

     "Effective Date" --December 31, 2006 or the last day of the most recent calendar month that precedes the Closing Date by at least twenty (20) calendar days.

     "Effective Date Balance Sheets" --as defined in Section 2.10.

     "Effective Date Excluded Working Capital Assets"--any Accounts Receivable of any Seller listed on Section 2.2(j) of the Seller Disclosure Schedules and any other assets of any Seller that are taken into account in determining the Effective Date Working Capital Amount but which are Excluded Assets.

     "Effective Date Non-Assumed Working Capital Liabilities"--any Liabilities of any Seller (including, without limitation, the Bank Term Loans, any liability for Taxes or any liability of any Seller under any Seller Benefit Plan or relating to payroll, sick leave, workers' compensation or unemployment benefits for any Employee) that are taken into account in determining the Effective Date Working Capital Amount but which are Retained Liabilities.

     "Effective Date Working Capital Amount" --as defined in Section 2.10.

     "Effective Time"--12:01 a.m. on the Closing Date.

     "Election Period"--as defined in Section 11.7(c).

     "Employees"--all employees of Sellers employed in connection with either Business, including persons on vacation, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act (or any similar foreign law), or short-term disability leave; and excluding persons on long-term disability leave under a long-term disability plan maintained by any Seller.

     "Encumbrance"--any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

     "Environmental Adverse Effect"--shall mean any Environmental Liabilities that are reasonably expected to exceed $25,000 per occurrence or series of related occurrences, or $100,000 in the aggregate.

     "Environmental Condition"--any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials.

     "Environmental Laws"--all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Body pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12, the Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33, and any similar U.S., Canadian, foreign, state, local, or provincial statutes, in each case where such laws are in effect on or prior to the Closing Date.

     "Environmental Liabilities"--any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal fees: (i) pursuant to any agreement, order, notice (including notices of violation or noncompliance), or directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim pursuant to Environmental Laws by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Body or other Person.

     "ERISA"--the U.S. Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate"--any Person that together with a Seller is considered a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

     "Exchange Act"--the Securities Exchange Act of 1934.

     "Excluded Assets"--as defined in Section 2.2.

     "Final Adjustment"--as defined in Section 2.3(a)(ii).

     "Final Consideration"--as defined in Section 2.3(a)(iii).

     "Financial Statements"--as defined in Section 3.3.

     "Foreign Plan"--means any employee benefit plan, program or arrangement that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States.

     "Governmental Authorization"--any Consent, license (including without limitation any import or export license), registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, which Consent, license, registration or permit is related to or required for the operation of either Business.

     "Governmental Body"--any:

          (a) nation, state, county, province, city, town, borough, village, district or other jurisdiction;

          (b) federal, state, local, provincial, municipal, foreign or other government;

          (c) governmental, quasi-governmental or regulatory authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental, quasi-governmental or regulatory powers); or

          (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

     "Guaranty"--as defined in Section 2.9(b)(vii).

     "Hazardous Material"--any substance, material or waste that is regulated by any Governmental Body under any Environmental Laws, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous," "restricted hazardous waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, friable asbestos-containing material or asbestos-containing material urea formaldehyde and polychlorinated biphenyls.

     "Holdback Reserve Amount"--as defined in Section 2.3(b).

     "Holdback Reserve Escrow Account"--as defined in Section 2.3(b).

     "Holdback Reserve Escrow Agreement"--as defined in Section 2.3(b).

     "HSR Act"--the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness"--with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade payables incurred in the ordinary course of business of such Person, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations of such Person, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with US GAAP or Canadian GAAP (as applicable), and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

     "Indemnitee"--as defined in Section 11.7(a).

     "Indemnitor"--as defined in Section 11.7(a).

     "Independent Accountants" --as defined in Section 2.11(c).

     "Intellectual Property"--(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all Software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Intellectual Property Licenses"--as defined in Section 3.24(b).

     "Inventories"--all inventories of Sellers related to either Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods for either Business.

     "IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

     "Kearney" --collectively, Kearney Properties, Inc., a corporation organized under the laws of the State of Texas, and Kearney Properties Ltd., a corporation organized under the laws of the Province of Alberta, Canada.

     "Kearney Real Property"--all real property described in Section 3.6 of the Seller Disclosure Schedules owned by Kearney and used in either Business, together with all buildings, facilities, and other structures and improvements thereon and all privileges, easements and appurtenances appertaining thereto.

     "Knowledge"--with respect to Sellers, Sellers will be deemed to have knowledge of a particular fact or other matter if any individual named in
Section 1.1(B) of the Seller Disclosure Schedules is actually aware of that fact or matter; and with respect to Buyer, Buyer will be deemed to have knowledge of a particular fact or other matter if any individual named in Section 1.1(B) of the Buyer Disclosure Schedules is actually aware of that fact or matter.

     "Latest Balance Sheets"--(a) the audited balance sheet of Canadian Seller for the period ended April 30, 2006 or (b) the audited consolidated balance sheet of US Seller for the period ended September 30, 2006, as the context may require.

     "Lease"--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party related to either Business and any other Seller Contract related to either Business pertaining to the leasing or use of any Tangible Personal Property.

     "Legal Requirement"--any U.S. federal, Canadian federal, state, foreign, provincial or municipal law, ordinance, regulation, statute or treaty, applicable common law obligation, or other enforceable requirement that has the effect of law.

     "Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     "Material Adverse Effect"--a material adverse effect on the business, assets, liabilities, condition (financial and otherwise), results of operations or prospects of the Person to which such phrase relates.

     "Nabors Contract"--collectively, the Contracts between Nabors Corporate Services (or certain Affiliates thereof) and Sellers for the sale of equipment or services, as more fully described in Section 3.17(d) of the Seller Disclosure Schedules.

     "Non-Competition Agreements"--the Non-Competition and Non-Solicitation Agreements to be entered into as of the Closing Date, between Buyer and Rance E. Fisher and Todd E. Fisher, substantially in the form of Exhibit B hereto.

     "Non-Real Estate Encumbrances"--as defined in Section 3.7(a).

     "Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

     "Permitted Encumbrances"--as defined in Section 3.7(a).

     "Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

     "Post-Closing Working Capital Adjustment Amount" --as defined in Section 2.12(d).

     "Pre-Closing Property Taxes"--as defined in Section 2.5.

     "Preliminary Consideration"--as defined in Section 2.3(a)(i).

     "Principal Shareholders"--as defined in the first paragraph of this Agreement.

     "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price"--as defined in Section 2.3(a).

     "Real Property Lease"--as defined in Section 3.6.

     "Receiving Party"--as defined in Section 12.1(a).

     "Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

     "Related Person"--with respect to a specified Person:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
Person;

          (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material Interest; and

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

     For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of voting securities or
other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     "Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment.

     "Representative"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

     "Representative Party"--as defined in Section 9.1(a).

     "Restrictive Covenants"--as defined in Section 11.11(a).

     "Retained Liabilities"--as defined in Section 2.4(b).

     "Securities Act"--the U.S. Securities Act of 1933, as amended.

     "Seller" or "Sellers"--as defined in the first paragraph of this Agreement.

     "Seller Benefit Plans"--all (i) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in deferrals of income by Employees for periods extending to their termination of employment or beyond, and plans that provide medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) other employee benefit agreements or arrangements that are not ERISA plans, including any Foreign Plans and any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, vacation policies and, or other similar plans, agreements or arrangements that (a) are maintained by any Seller or any ERISA Affiliate, (b) have been approved by any Seller or any ERISA Affiliate but are not yet effective, or (c) were previously maintained by any Seller or any ERISA Affiliate and with respect to which any Seller or any ERISA Affiliate may have any liability, contingent or otherwise. However, "Seller Benefit Plans" shall not include any agreements between any Seller and any Employees pursuant to which such Seller has agreed to pay Employees additional compensation in consideration of their services rendered in connection with the sale of the Assets ("Transaction Bonuses").

     "Seller Contact"--as defined in Section 12.2(a).

     "Seller Contract"--any Contract related to either Business (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or liability; or (c) by which any Seller or any of the Assets may become bound.

     "Seller Disclosure Schedules"--the disclosure schedules prepared by Sellers and delivered pursuant to this Agreement, as such schedules may be amended from time to time.

     "Seller Indemnitees"--as defined in Section 11.3.

     "Software"--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

     "Specified Nabors Rigs"--as defined in Section 3.17(d).

     "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

     "Survival Period"--as defined in Section 11.6.

     "Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller related to either Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

     "Target Closing Balance Sheets" -the closing balance sheets of Canadian Seller and US Seller, attached as Exhibit C hereto, prepared by Sellers in good faith applying the same accounting principles, policies and practices that were used by Sellers in preparing the Latest Balance Sheets, showing the Assets and Assumed Liabilities (to the extent required to be reflected therein in accordance with Canadian GAAP or U.S. GAAP, as applicable).

     "Tax"--any U.S. federal, Canadian federal, state, foreign, provincial, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, Goods and Services Tax ("GST"), alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract or other obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

     "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Third Party"--a Person that is not a party to this Agreement.

     "Third Party Claim"--any claim against any Indemnitee by a Third Party that could give rise to a right of indemnification under this Agreement.

     "Transaction Agreements"--as defined in Section 11.11.

     "Transaction Bonuses"--as defined in the last sentence of the definition of Seller Benefit Plans.

     "Transferred Employee"--as defined in Section 10.1(a).

     "U.S. GAAP"--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Latest Balance Sheet of US Seller was prepared.

     "US Seller"--collectively, Crown Energy Technologies, Inc., a corporation organized under the laws of the State of Delaware, Crown Energy Technologies (Oklahoma) Inc., a corporation organized under the laws of the State of Oklahoma, Crown Energy Technologies (Odessa) Inc., a corporation organized under the laws of the State of Texas, Crown Energy Technologies (Victoria) Inc., a corporation organized under the laws of the State of Texas, Crown Energy Technologies (Casper) Inc., a corporation organized under the laws of the State of Wyoming, and Crown Energy Technologies (Bakersfield), Inc., a corporation organized under the laws of the State of California.

     "US Seller Audited Financial Statements"--the audited consolidated balance sheets of US Seller for the periods ended September 30, 2005 and September 30, 2006, together with the related consolidated statements of income, changes in retained earnings and cash flows for the periods then ended, prepared in accordance with U.S. GAAP.

     "Working Capital" - the sum of the working capital of each of the Sellers as determined in accordance with Canadian GAAP and U.S. GAAP, as applicable, and expressed in Can$ by converting U.S.$ amounts using the Current Can$/U.S$ Exchange Rate as of the relevant date on which Working Capital is being determined.

     1.2  USAGE

          (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

               (i) the singular number includes the plural number and vice versa;

               (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

               (iii) reference to any gender includes each other gender;

               (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

               (v) reference to any Legal Requirement means, unless expressly indicated otherwise, such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means, unless expressly indicated otherwise, that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

               (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

               (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

               (viii) "or" is used in the inclusive sense of "and/or";

               (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

               (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

          (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP or Canadian GAAP, as applicable.

          (c) Legal Representation of the Parties. This Agreement has been negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.   SALE AND TRANSFER OF ASSETS; CLOSING

     2.1  ASSETS TO BE SOLD

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller shall sell, convey, assign, transfer, and deliver to Buyer, or one or more Affiliates of Buyer to which Buyer has assigned its rights hereunder in accordance with
Section 13.8, and Buyer (or such assignee) shall purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller's right, title, and interest in and to all of such Seller's property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to such Seller and which relate to either Business as well as any goodwill associated therewith, including the following (but excluding the Excluded Assets):

          (a) all Tangible Personal Property, including those items described in
Section 3.5(a) of the Seller Disclosure Schedules, together with all rights of Sellers against Third Parties relating to such Tangible Personal Property;

          (b) all Inventories, together with all rights of Sellers against suppliers or manufacturers of such Inventories;

          (c) all Accounts Receivable (other than any Accounts Receivable due from any Seller to another Seller or due from any Related Person of any Seller);

          (d) (i) all Seller Contracts listed or required to be listed in
Section 3.17(a) of the Seller Disclosure Schedules, (ii) to the extent, but only to the extent, of the Specified Nabors Rigs, the Nabors Contract, and (iii) all outstanding offers or solicitations made by or to any Seller to enter into any Contract related to either Business ("Bids");

          (e) all unearned customer deposits;

          (f) all Governmental Authorizations related to either Business and all pending applications therefor or renewals thereof, including those listed or required to be listed in Section 3.14(b) of the Seller Disclosure Schedules, in each case to the extent permitted by applicable Legal Requirements and otherwise transferable to Buyer;

          (g) all data and Records related to either Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, quality control data, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records (the "Business Records");

          (h) all of the intangible rights and property of Sellers used in either Business, including all Intellectual Property and going concern value, goodwill and rights under Intellectual Property Licenses;

          (i) all rights of Sellers relating to deposits and prepaid expenses, advance payments, security, claims for refunds and rights to offset in respect thereof, in each case related to either Business, that are not listed in Section 2.2(d) of the Seller Disclosure Schedules and that are not excluded under
Section 2.2(f);

          (j) all rights of Sellers pertaining to any counterclaims, set-offs or defenses it may have with respect to the Assumed Liabilities; and

          (k) all other assets, properties, and rights of every kind owned or held by Sellers or in which Sellers have an interest on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, that, in each case, relate to either Business.

     All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

     2.2  EXCLUDED ASSETS

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the
Closing:

          (a) all cash, cash equivalents, securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments and any Accounts Receivable due from any Seller to another Seller or due from any Related Person of any Seller;

          (b) the Nabors Contract, except to the extent otherwise provided in
Section 2.1(d)(ii);

          (c) all minute books, stock Records and corporate seals;

          (d) those rights relating to earned customer deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof, all to the extent listed in Section 2.2(d) of the Seller Disclosure Schedules;

          (e) all insurance policies and rights thereunder and all insurance benefits, including rights and proceeds, arising from or relating to the Assets and the Assumed Liabilities prior to the Effective Time;

          (f) all claims for refund or credit of Taxes and other governmental charges of whatever nature to the extent relating to a period ending prior to the Closing Date;

          (g) all Governmental Authorizations that are not transferable;

          (h) all rights of Sellers under this Agreement, the Bill of Sale, Assignment and Assumption Agreement and the other Transaction Agreements;

          (i) all claims of any Seller against Third Parties relating to either Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Section 2.2(i) of the Seller Disclosure Schedules, except to the extent such claims relate to Assumed Liabilities;

          (j) the Accounts Receivable listed in Section 2.2(j) of the Seller Disclosure Schedules; and

          (k) artwork which belongs to Rance E. Fisher located at the executive offices of Canadian Seller in Calgary, Alberta as listed in Section 2.2(k) of the Seller Disclosure Schedules.

     2.3  CONSIDERATION

          (a) The consideration for the Assets (the "Purchase Price") will be the Preliminary Consideration plus or minus the Final Adjustment.

               (i) The "Preliminary Consideration" shall be equal to Seventy Seven Million Dollars ($77,000,000), plus or minus the Closing Date Working Capital Adjustment Amount, and minus the Holdback Reserve Amount. In accordance with Section 2.9(b), at the Closing, the Preliminary Consideration, shall be delivered by Buyer to Sellers by wire transfer of immediately available funds to one or more accounts specified by Sellers at least three (3) Business Days prior to the Closing Date.

               (ii) The "Final Adjustment" shall be equal to the Final Consideration less the Preliminary Consideration. If the Final Adjustment is a positive amount, Buyer will remit that amount to Sellers. If the Final Adjustment is a negative amount, then Sellers will remit the absolute amount to Buyer. The Final Adjustment shall be paid in five (5) Business Days after such calculation becomes conclusive and binding on the parties pursuant to Section 2.12.

               (iii) The "Final Consideration" shall be equal to Seventy Seven Million Dollars ($77,000,000), plus or minus the Post-Closing Working Capital Adjustment Amount.

          (b) At Closing, Buyer shall hold back Two Million Five Hundred Thousand Dollars ($2,500,000) from the cash portion of the Purchase Price (the "Holdback Reserve Amount"), which Holdback Reserve Amount shall be placed in an escrow account established by Buyer (the "Holdback Reserve Escrow Account"), pursuant to an escrow agreement (the "Holdback Reserve Escrow Agreement") substantially in the form of Exhibit F hereto. The Holdback Reserve Amount shall be applied against the payment of any Post-Closing Working Capital Adjustment Amount required from Sellers as determined under Section 2.12, and any remaining balance shall be paid to Sellers.

          (c) Buyer agrees that it will remit to Canadian Sellers, as agent for Sellers, any proceeds of the Accounts Receivable listed in Section 2.2(j) of the Seller Disclosure Schedules that it collects after the Effective Time until such time as an amount equal to the Bank Operating Loans and Bank Term Loans has been received by Canadian Sellers. Buyer shall be entitled to retain any proceeds of such Accounts Receivable in excess of such amount. Notwithstanding any other provision contained herein, if it is determined that the aggregate amount of the Bank Term Loans and Bank Operating Loans was, at the Effective Time, greater than the aggregate amount of the Accounts Receivable listed in Section 2.2(j) of the Sellers Disclosure Schedules, then the Buyer shall pay to the Seller an amount equal to such deficiency, on a dollar for dollar basis, within five (5) Business Days after it is determined such deficiency exists.

     2.4   LIABILITIES

          (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge the following Liabilities of Sellers (the "Assumed Liabilities"):

               (i) any trade account payable (other than a trade account payable to a Related Person of any Seller) reflected as a current liability on the Closing Balance Sheets that remains unpaid as of the Effective Time;

               (ii) any other current Liability of any Seller reflected on the Closing Balance Sheets (but excluding the Closing Date Non-Assumed Working Capital Liabilities) and any long-term Liability of any Seller (but only to the extent, and in the amount, reflected as a long-term liability on the Target Balance Sheets), that remains unpaid as of the Effective Time;

               (iii) any Liability of any Seller (other than a Liability to a Related Person of any Seller) to any of Sellers' customers or suppliers incurred in the ordinary course of either Business under Contracts not required to be listed in Section 3.17(a) of the Seller Disclosure Schedules for orders for goods or services to be delivered or performed (A) from and after the Effective Time and (B) prior to the Effective Time to the extent such Liability for any period prior to the Effective Time is reflected in the Closing Balance Sheets and taken into account in determining the Closing Date Working Capital Amount;

               (iv) any Liability to any of Sellers' customers under warranties implied by law and any warranty agreements and indemnities given by any Seller for goods or services to be delivered or performed (A) from and after the Effective Time and (B) prior to the Effective Time to the extent such Liabilities for any period prior to the Effective Time does not exceed the amount of the warranty reserve set forth in the Closing Balance Sheets and taken into account in determining the Closing Date Working Capital Amount;

               (v) any Liability under any Seller Contract entered into (A) prior to the date of this Agreement and listed in Section 3.17(a) of the Seller Disclosure Schedules or (B) after the date hereof in accordance with
     Section 6.2, other than liabilities or obligations thereunder to be performed prior to the Effective Time or that relate to a Breach by any Seller of any such Seller Contract prior to the Effective Time;

               (vi) any Liability arising out of or relating to products of either Business engineered, manufactured, distributed, delivered or sold or services performed (A) from and after the Effective Time and (B) prior to the Effective Time to the extent such Liability for any period prior to the Effective Time does not exceed the amount of the product liabilities reserve set forth in the Closing Balance Sheets;

               (vii) any Liability arising under the Nabors Contract with respect to the Specified Nabors Rigs other than liabilities or obligations with respect thereto to be performed prior to the Effective Time or that relate to a breach by any Seller of any of the terms and conditions of the Nabors Contract prior to the Effective Time; and

               (viii) any Liability of any Seller relating to vacation for any Employee.

          (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. "Retained Liabilities" shall mean every Liability of Sellers other than the Assumed Liabilities, including:

               (i) any Liability for Taxes arising as a result of any Seller's operation of either Business or ownership of the Assets (except as provided in Section 2.4(a)(viii) or Section 2.5) prior to the Effective Time;

               (ii) any Liability under any Contract not expressly assumed by Buyer under Section 2.4(a);

               (iii) except as provided in Section 2.4(a), any Liability arising out of or relating to (A) products of either Business engineered, manufactured, distributed, delivered or sold or services performed by or on behalf of any Seller prior to the Effective Time or (B) either Business or any action or inaction thereof or related thereto or to the Assets prior to the Effective Time, including any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) relating thereto;

               (iv) any Liability of any Seller under the Seller Benefit Plans or relating to payroll, sick leave, workers' compensation or unemployment benefits for any Employee;

               (v) any Environmental Liabilities relating to Sellers' operation of either Business prior to the Effective Time;

               (vi) any Liability relating to any Employee that arises out of a violation or breach occurring on or before the Closing of any labor or employment law or any agreement, including without limitation the U.S. Worker Adjustment and Retraining Notification Act;

               (vii) any Liability of any Seller to any Related Person of such Seller;

               (viii) any Liability to indemnify, reimburse or advance amounts to any officer, director or Employee of any Seller;

               (ix) any Liability arising out of any claim that any Seller infringed any intellectual property rights of any other Person;

               (x) any Liability of any Seller to the extent attributable to any of the Excluded Assets, including any Liability relating to, or based in whole or in part on, events or conditions happening or existing in connection with or arising out of any Excluded Assets;

               (xi) except as provided in Section 2.4(a)(iii), any Liability for goods and services acquired by Sellers prior to the Effective Time, to the extent not reflected in a Seller Contract being assumed by Buyer under
     Section 2.4(a);

               (xii) any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

               (xiii) any Liability of any Seller caused by such Seller's acts or omissions occurring after the Effective Time; and

               (xiv) any Liability of any Seller relating to the Bank Operating Loans and the Bank Term Loans.

     2.5  PRORATIONS OF CERTAIN TAXES

     Any general personal property Tax assessed against or pertaining to the Assets for the Tax period that includes the Closing Date shall be prorated between Buyer and Sellers as of the Closing Date in accordance with this Section
2.5. To determine Sellers' liability for any personal property Taxes for the period ending as of the Closing Date (the "Pre-Closing Property Taxes"), the total amount of such Taxes allocable to Sellers shall be the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by
(ii) a fraction, the numerator of which is the number of days in such Tax period prior to the Closing Date, and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to Buyer. For purposes of the Target Balance Sheets, an estimate of the Pre-Closing Property Taxes shall be based on the immediately preceding Tax period assessment. When the actual amount of personal property Taxes estimated under this Section 2.5 is known, Buyer shall promptly advise Sellers of the proportionate share of actual personal property Taxes which constitute Pre-Closing Property Taxes and furnish Sellers with reasonably supporting documents evidencing the actual amount of such Taxes. If the estimate of Pre-Closing Property Taxes made pursuant to this Section 2.5 was less than the actual Pre-Closing Property Taxes, Sellers shall pay in cash to Buyer such deficiency within thirty (30) days of receipt of such notice and reasonably supporting documents, and if such estimate was more than the actual Pre-Closing Property Taxes, Buyer shall, at the time such notice is given (which shall be no later than thirty (30) days from Buyer's receipt of documentation evidencing the actual amount of personal property Taxes for the Tax period including the Closing Date), refund such excess in cash to Sellers. Any disputes related to the allocation of personal property Taxes under this Section 2.5 shall be resolved by the Independent Accountants (as such term is defined in Section 2.12(c)), in accordance with the procedure prescribed for disputes relating to the calculation of the Closing Date Working Capital Amount under Section 2.12.

     2.6  SALES AND TRANSFER TAXES

     All sales and use, motor vehicle sales and use, transfer and documentary Taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Buyer hereunder shall be borne by Buyer. Buyer shall promptly pay any such Taxes directly to the Governmental Body assessing them and Sellers shall, to the extent necessary, join in the execution of any necessary Tax Returns. Sellers shall provide sales and use, bulk sales, clearance or other appropriate certificates for each jurisdiction necessary in order to avoid the imposition of successor liability on Buyer. Sellers and Buyer shall execute and cooperate in the filing of any Tax Return or other statement required by the applicable taxing authority to avoid the imposition of successor liability on Buyer. In the event that either Buyer or any Seller is audited in connection with such Taxes, the party being audited will notify the other parties of such audit and will not object to the other parties' appearance in the audit.

     Buyer and Canadian Seller will use their commercially reasonable efforts in good faith to minimize (or eliminate) any taxes payable under the Excise Tax Act (Canada) in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under Section 167 of that Act) as may reasonably be requested by Buyer in connection with the Closing. Except to the extent reduced by Section 167 of the Excise Tax Act (Canada), Buyer shall pay all Goods and Services Taxes due on the sale of the Assets at Closing. Seller shall remit to the Canadian Revenue Agency all such Taxes paid.

     Buyer and Canadian Seller agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable and to designate in such election an amount equal to the portion of the Purchase Price allocated to the Accounts Receivable pursuant to Section 2.7.

     2.7  PURCHASE PRICE ALLOCATION

          (a) Sellers and Buyer agree that the Purchase Price, including the assumption of the Assumed Liabilities, will be allocated to the Assets of the Canadian Seller and to the Assets of the US Seller in accordance with Exhibit G (the "Allocation Schedule"), subject only to the Closing Date Working Capital Adjustment Amount and the Post-Closing Working Capital Adjustment Amount as provided for in Sections 2.11 and 2.12(d), respectively.

          (b) Sellers and Buyer agree to further allocate the allocations of the Purchase Price made in the Allocation Schedule to various sub-categories of assets of the Sellers within each Seller asset category listed in the Allocation
Schedule in accordance with the fair market value thereof at the Closing Date. For certainty, however, there will be no change in the allocations of Purchase Price amongst asset categories as listed in the Allocation Schedule. Buyer shall, within thirty (30) days after the Post-Closing Working Capital Adjustment Amount has been accepted by the Sellers in accordance with Section 2.12(d), prepare and deliver to Sellers for their review a Post-Closing Allocation schedule allocating to Seller asset sub-categories the allocations of Purchase Price made in the Allocation Schedule in accordance with this Section 2.7. Sellers shall review the Post-Closing Allocation Schedule and provide any objections to Buyer within thirty (30) days after the receipt thereof. In the event Sellers do not object in writing to the Post-Closing Allocation Schedule within thirty (30) days after their receipt of the Post-Closing Allocation Schedule, then the allocation therein shall be the final allocation (the "Final Allocation") and shall be binding and conclusive on Buyer and Sellers. To the extent that Sellers do not approve of the Post-Closing Allocation Schedule, then
(i) Sellers shall raise any objections to the Post-Closing Allocation Schedule in writing and in reasonable detail within thirty (30) days of their receipt thereof and (ii) Buyer and Sellers will negotiate in good faith to resolve such objections. If Buyer and Sellers are unable to agree on the allocation within thirty (30) days after Sellers raise such objections or such longer period as may be mutually agreed to by the parties, then the remaining disputed items in the Post-Closing Allocation Schedule shall be submitted for resolution to the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne equally by Sellers and Buyer. The Independent Accounts shall determine only those matters in dispute based solely on presentations of Buyer and Sellers and not by independent review. Promptly, but not later than thirty (30) days after its acceptance of appointment hereunder, the Independent Accountants shall render a report as to the disputed matters. The Final Allocation shall be based on the determinations made in the Independent Accountants' report and, to the extent not inconsistent with such report, the Post-Closing Allocation Schedule, as amended by any differing resolution of disputed items by Buyer and Sellers.

          (c) The Closing Date Working Capital Adjustment Amount and Post-Closing Working Capital Adjustment Amount shall be allocated to the Working Capital of the Canadian Seller and to the Working Capital of the US Seller pro rata to the Closing Date Working Capital Amount of each Seller stated in the Closing Balance Sheets.

          (d) Sellers and Buyer agree (1) to report the U.S. federal, Canadian federal, state, provincial, and local income and other Tax consequences of the Contemplated Transactions in a manner consistent with the Allocation Schedule and to timely and properly prepare, execute, file and deliver all such documents, forms, and other information as either Buyer or Sellers may reasonably request and (2) not to take any position (whether in audits, Tax Returns, refund claims, litigation or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by any applicable Legal Requirement.

          (e) Sellers and Buyer confirm that the allocations of the Purchase Price in the Allocation Schedule are intended to be the fair market value of the particular Assets immediately prior to the Closing Date and that they have made reasonable efforts to estimate the fair market value of the particular Assets immediately prior to the Closing Date. In the event that any tax authority having jurisdiction should make a final determination which is not contested by the parties or should a Court of final instance determine, at any time hereafter, that the fair market value of any particular Asset as of the Closing Date is less than or greater than the applicable allocation of Purchase Price stipulated in the Allocation Schedule, the allocations of the Purchase Price stipulated in the Allocation Schedule shall be automatically adjusted nunc pro tunc to conform with such fair market value as finally determined and all necessary or desirable adjustments shall be made. The allocations of the Purchase Price as so adjusted will be deemed to be and always to have been the allocations of the Purchase Price for the Assets.

     2.8 CLOSING

     Unless this Agreement shall have been terminated pursuant to Section 9.1, the purchase and sale provided for in this Agreement (the "Closing") shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Legal Requirement) of all conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Articles 7 and 8 (and, in any event not more than five (5) Business Days following the satisfaction or waiver of all such conditions), at the offices of the Buyer's counsel at 717 Texas, Suite 3300, Houston, Texas, unless Buyer and Sellers otherwise agree.

     2.9 CLOSING OBLIGATIONS

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a) Sellers shall deliver to Buyer:

               (i) a bill of sale, assignment and assumption agreement with respect to the assignment of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer in the form of Exhibit E (the "Bill of Sale, Assignment and Assumption Agreement") executed by Sellers;

               (ii) the Buyer Lease Agreements executed by Kearney and Rance E. Fisher;

               (iii) the Business Records of Sellers;

               (iv) such other bills of sale, assignments, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by the applicable Seller;

               (v) the Non-Competition Agreements executed by Rance E. Fisher and Todd E. Fisher;

               (vi) the Holdback Reserve Escrow Agreement executed by Sellers;

               (vii) the certificate required by Section 7.1;

               (viii) a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation or other governing documents of each Seller as in effect on the date thereof, certifying and attaching all requisite resolutions or actions of such Seller's board of directors (or other governing body) and shareholders approving the execution and delivery of this Agreement and each other document relating to the Contemplated Transactions and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

               (ix) the bulk sales, clearance or other applicable certificates referred to in Section 2.6, each in form and substance reasonably satisfactory to Buyer and its legal counsel.

          (b) Buyer shall deliver to Sellers:

               (i) the cash portion of the Purchase Price (as adjusted in accordance with Section 2.11) by wire transfer of immediately available funds to one or more accounts specified by Sellers in writing delivered to Buyer at least three
     (3) Business Days prior to the Closing Date;

               (ii) the Bill of Sale, Assignment and Assumption Agreement executed by Buyer;

               (iii) the Buyer Lease Agreements executed by Buyer;

               (iv) the Non-Competition Agreements executed by Buyer;

               (v) the Holdback Reserve Escrow Agreement executed by Buyer;

               (vi) the certificate required by Section 8.1; and

               (vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Buyer as in effect on the date thereof and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and each other document relating to the Contemplated Transactions and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

     2.10 EFFECTIVE DATE BALANCE SHEETS

     Sellers shall prepare "Effective Date Balance Sheets" as of the Effective Date on the same basis and applying the same accounting principles, policies and practices that were used by Sellers in preparing the Latest Balance Sheets. Sellers shall then determine the Working Capital reflected on the Effective Date Balance Sheets (the "Effective Date Working Capital Amount"). Sellers shall deliver the Effective Date Balance Sheets and their determination of the Effective Date Working Capital Amount to Buyer not less than three Business Days prior to the Closing Date.

     2.11 CLOSING DATE WORKING CAPITAL ADJUSTMENT AMOUNT

     The "Closing Date Working Capital Adjustment Amount" will be based on the following: (A) if the Effective Date Working Capital Amount exceeds the Agreed Closing Date Working Capital, the sum of (x) 50% of the excess of the Effective Date Working Capital Amount over the Agreed Closing Date Working Capital Amount and (y) the amount of any Effective Date Non-Assumed Working Capital Liabilities less the amount of the Effective Date Excluded Working Capital Assets; or (B) if the Effective Date Working Capital Amount is less than the Agreed Closing Date Working Capital, the sum of (x) 100% of the excess of the Agreed Closing Date Working Capital Amount over the Effective Date Working Capital Amount and (y) the amount of any Effective Date Non-Assumed Working Capital Liabilities less the amount of the Effective Date Excluded Working Capital Assets.

     2.12 POST-CLOSING ADJUSTMENT PROCEDURE

          (a) Buyer shall prepare Closing Balance Sheets showing the Assets and the Assumed Liabilities as such Assets and Assumed Liabilities would be shown in accordance with U.S. GAAP or Canadian GAAP (as applicable) (the "Closing Balance Sheets") as of the Effective Time on the same basis and applying the same accounting principles, policies and practices that were used by Sellers in preparing the Latest Balance Sheets. Buyer shall then determine the Working Capital reflected on the Closing Balance Sheets (the "Closing Date Working Capital Amount"). Buyer shall deliver the Closing Balance Sheets and its determination of the Closing Date Working Capital Amount to Sellers within sixty
(60) days following the Closing Date. Sellers and their independent auditors and other Representatives shall have the right to review and verify the Closing Balance Sheets and determination of the Closing Date Working Capital Amount when received and Buyer shall provide Sellers with access to all related working papers and relevant accounting records.

          (b) If, within thirty (30) days following delivery of the Closing Balance Sheets and the Closing Date Working Capital Amount calculation, Sellers have not given Buyer written notice of their objection as to the Closing Date Working Capital Amount calculation (which notice shall state the basis of Sellers' objection), then the Closing Date Working Capital Amount calculated by Buyer shall be binding and conclusive on the parties.

          (c) If Sellers duly give Buyer such notice of objection, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheets and the calculation of the Closing Date Working Capital Amount within thirty (30) days of Buyer's receipt of Sellers' objection notice, Sellers and Buyer shall submit the issues remaining in dispute to an independent accounting firm mutually agreed to by Buyer and Sellers (the "Independent Accountants"), for resolution applying the principles, policies and practices referred to in Section 2.12(a). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Date Working Capital Amount; and (iii) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

          (d) The "Post-Closing Working Capital Adjustment Amount" will be based on the following: (A) if the Closing Date Working Capital Amount exceeds the Agreed Closing Date Working Capital, the sum of (x) 50% of the excess of the Closing Date Working Capital Amount over the Agreed Closing Date Working Capital Amount and (y) the amount of any Closing Date Non-Assumed Working Capital Liabilities less the amount of the Closing Date Excluded Working Capital Assets; or (B) if the Closing Date Working Capital Amount is less than the Agreed Closing Date Working Capital, the sum of (x) 100% of the excess of the Agreed Closing Date Working Capital Amount over the Closing Date Working Capital Amount and (y) the amount of any Closing Date Non-Assumed Working Capital Liabilities less the amount of the Closing Date Excluded Working Capital Assets.

3. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS AND OTHER
SELLERS

     The Principal Shareholders and the Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date, as follows:

     3.1 ORGANIZATION AND GOOD STANDING

     Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each Seller has full power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses in the places and in the manner currently conducted. Each Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not have a Material Adverse Effect on such Seller or either Business.

     3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT; NO CONSENTS

          (a) Each Seller has all requisite power and authority to enter into this Agreement and the documents to be delivered by such Seller at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by each Seller's board of directors and shareholders. No further action is necessary on the part of Sellers to execute and deliver this Agreement or to consummate the Contemplated Transactions.

          (b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time):

               (i) Conflict with or violate the articles of incorporation or other governing documents of any Seller;

               (ii) Conflict with, result in a breach, violation or termination of any provision of, constitute a default under or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any Seller Contract;

               (iii) Result in an acceleration or increase of any Indebtedness with respect to either Business or the Assets;

               (iv) Result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets; or

               (v) Contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Sellers, either Business or any of the Assets or to which Sellers may be subject.

          (c) Except as set forth in Section 3.2(c) of the Seller Disclosure Schedules, no Seller is required to give any notice to or obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 FINANCIAL STATEMENTS

          (a) Sellers have delivered to Buyer (i) the Canadian Seller Audited Financial Statements, (ii) the US Seller Audited Financial Statements, and (iii) unaudited balance sheets of Canadian Seller and US Seller as of December 31, 2006 and related unaudited statements of income of Canadian Seller and US Seller for the period then ended (the "Interim Unaudited Financial Statements", and together with the Canadian Seller Audited Financial Statements and the US Seller Audited Financial Statements, collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition and results of operations of either Business as of and for the periods indicated, in accordance with Canadian GAAP or U.S. GAAP (as applicable), except as may be indicated in the notes thereto and except that the Interim Unaudited Financial Statements do not include normal year-end adjustments or accruals or notes thereto. The Financial Statements have been prepared from and are in accordance with the accounting Records of Sellers.

          (b) All contingencies, including but not limited to contingencies related to or arising out of the performance of the Nabors Contract to the extent and in respect of the Specified Nabors Rigs, are properly and sufficiently reserved for in accordance with U.S. GAAP and Canadian GAAP (as applicable).

     3.4 BOOKS AND RECORDS

     The Business Records of Sellers, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

     3.5 CONDITION AND SUFFICIENCY OF ASSETS

          (a) Section 3.5(a) of the Seller Disclosure Schedules lists all Assets consisting of machinery, equipment, vehicles, furniture or other Tangible Personal Property (including leasehold improvements) owned by any Seller having an original cost in excess of $10,000 and the location thereof as well as all locations where any Assets (including any Inventory) are located, regardless of their original cost.

          (b) Section 3.5(b) of the Seller Disclosure Schedules lists all Assets consisting of property and assets (other than real property) used in either Business that are leased by any Seller and that involve payments by such Seller in excess of $2,500 per month.

          (c) Except as specifically enumerated in Section 3.5(c) of the Seller Disclosure Schedules, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate either Business immediately after the Closing in substantially the same manner in which it is presently operated by Sellers. Other than Kearney with respect to the Kearney Real Property, no Affiliate of any Seller (including without limitation Crown Manufacturing, Inc.) owns or leases any assets, tangible or intangible, of any nature whatsoever, necessary to operate either Business in substantially the same manner in which it is presently operated by Sellers.

          (d) All equipment, vehicles, furniture and other Tangible Personal Property owned or leased by Sellers are in good operating condition and repair (subject to normal wear and tear) and adequate for the operation of either Business, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice.

     3.6 DESCRIPTION OF REAL PROPERTY

     Section 3.6 of the Seller Disclosure Schedules sets forth a complete list of all real property and interests in real property leased by any Seller and that are used in either Business (including any Kearney Real Property) (individually, a "Real Property Lease"). Such Real Property Leases constitute all interests in real property currently used or currently held for use in connection with either Business. Sellers have delivered or otherwise made available to Buyer true, correct and complete copies of (i) all deeds, title reports and surveys for the Kearney Real Property and (ii) all Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. None of the Sellers owns any real property or interests in real property that are used in either Business.

     3.7 TITLE TO ASSETS; ENCUMBRANCES

          (a) Sellers own good and transferable title to all of the Tangible Personal Property free and clear of any Encumbrances other than those described in Section 3.7(a) of the

Seller Disclosure Schedules ("Non-Real Estate Encumbrances"). At Closing, all such Tangible Personal Property shall be free and clear of all Non-Real Estate Encumbrances other than as stated in Section 3.7(a) of the Seller Disclosure Schedules and other than Encumbrances or other rights of Governmental Bodies or other Persons in respect of property or assets delivered by any Seller for repair, maintenance, or other improvements (none of which, individually or in the aggregate, materially and adversely affect the operation of either Business as currently conducted) ("Permitted Encumbrances"). Notwithstanding anything else herein contained, Buyer acknowledges that certain overhead, jib and free standing cranes located on the real property subject to the Buyer Lease Agreements belong to Kearney and do not form part of the Tangible Personal Property or other Assets being transferred to Buyer hereunder, it being understood that such assets are included in and leased to Buyer pursuant to the Buyer Lease Agreements and are subject to Buyer's purchase option under the Buyer Lease Agreements.

          (b) Each Seller has a valid and subsisting leasehold interest in the real estate in the Real Property Leases described in Section 3.6 of the Seller Disclosure Schedules. Except as set forth in Section 3.7(b) of the Seller Disclosure Schedules, no Seller is in default of any obligations to be performed by such Seller under the Real Property Leases.

     3.8 ACCOUNTS RECEIVABLE

     All Accounts Receivable that are reflected on the Latest Balance Sheets or that will be reflected on the Closing Balance Sheets represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of either Business consistent with past practices, and Section 3.8 of the Seller Disclosure Schedules contains a complete and accurate list thereof as of January 31, 2007, which list sets forth the aging of each such Account Receivable. There is no contest, claim, defense or right of setoff, other than those in the ordinary course of either Business consistent with past practices, under any Seller Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. All Accounts Receivable relate solely to the sale of goods or services to customers of Sellers, none of which, except as set forth in
Section 3.8 of the Seller Disclosure Schedules, are Related Persons of any
Seller.

     3.9 INVENTORIES

     Except as set forth in Section 3.9 of the Seller Disclosure Schedules, all items included in the Inventories consist of a quality and quantity consistent in all material respects with past practices, except for obsolete items, slow moving items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheets consistent with past practice. Inventories on hand that were purchased after the date of the Latest Balance Sheets were purchased in the ordinary course of either Business consistent with past practices at a cost generally not exceeding market prices prevailing at the time of purchase.

     3.10 NO UNDISCLOSED LIABILITIES; ABSENCE OF CERTAIN CHANGES

          (a) Except as set forth in Section 3.10(a) of the Seller Disclosure Schedules, no Seller has any Liability related to either Business or affecting the Assets except to the extent of the Liabilities disclosed in the Seller Disclosure Schedules, Liabilities reflected, reserved against or otherwise described in the Latest Balance Sheets and current liabilities incurred in the ordinary course of either Business consistent with past practices, in each case since the date of the applicable Latest Balance Sheet.

          (b) Except as set forth Section 3.10(b) of the Seller Disclosure Schedules, since the dates of the applicable Latest Balance Sheet, there has not been any event, occurrence, development, circumstances or state of facts which has had or which could reasonably be expected to have a Material Adverse Effect on Canadian Seller or US Seller. Since the dates of the applicable Latest Balance Sheet, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Assets.

     3.11 TAXES

          (a) Each of the Sellers has filed or will file when due all Tax Returns required to be filed with respect to each Business or the Assets. All such Tax Returns were, or will be, correct and complete in all material respects. All Taxes owed by each of the Sellers (whether or not shown on any Tax Return) with respect to each Business and the Assets have been, or will be when due, fully paid.

          (b) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or other third party, and all IRS Form W-2s and Form 1099s and any analogous Tax Returns under state, local or non-US law required with respect thereto have been properly completed and timely filed.

          (c) There is no action, dispute, proceeding, audit, claim, assessment or reassessment pending or, to the Knowledge of any Seller, proposed in respect of Taxes of any Seller, either Business or the Assets or in respect of any Tax Return of any Seller, and Sellers know of no valid basis for any such action, dispute, proceeding, audit, claim, assessment or reassessment.

          (d) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. No deficiency or adjustment in respect of any Tax that might result in an Encumbrance on any of the Assets remains unpaid and no Proceeding is pending or, to any of the Sellers' Knowledge, threatened with respect to any Taxes whose assessment might result in an Encumbrance on any of the Assets.

          (f) There is no Tax sharing agreement, Tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller as a result of the sale of either Business.

          (g) The Canadian Seller is a registrant for the purposes of the Tax imposed under Part IX of the Excise Tax Act (Canada).

     3.12 LABOR MATTERS; COMPLIANCE

          (a) Except as set forth in Section 3.12(a) of the Seller Disclosure
Schedules:

               (i) no Seller is a party to or bound by any collective bargaining agreement with regard to the Employees or any other Contract with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment;

               (ii) each Seller and its Related Persons are in substantial compliance with all Legal Requirements applicable to the Employees with regard to employment and employment practices, terms and conditions of employment, wages, pay equity and occupational safety and health; and are not engaged in any unfair labor or unfair employment practices;

               (iii) there is no unfair labor practice charge or complaint against any Seller or any of its Related Persons involving or related to Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on such Seller or any of its Related Persons), or to Sellers' Knowledge, threatened before the National Labor Relations Board, Alberta Labour Relations Board or any analogous state, provincial, local or foreign agency or any court and no charge, complaint or grievance is pending or, to Sellers' Knowledge, threatened to be filed;

               (iv) for the past five years, no Seller has experienced any labor strike or other material labor dispute, slowdown, stoppage or lockout;

               (v) there is no labor strike or other material dispute, slowdown, stoppage or lock-out pending, or to Sellers' Knowledge, threatened against any Seller involving the Employees; and

               (vi) no union is currently certified with respect to Employees of any Seller and no certification or decertification petition has been filed (with service of process having been made on any Seller or any of its Related Persons), or to Sellers' Knowledge, threatened, that relates to Employees and no union authorization campaign has been conducted, in each case, within the past 12 months.

          (b) Sellers have delivered to Buyer a list of all Employees, their age, years of service, the rate of all compensation payable to each such employee in any and all capacities, including any compensation that will be payable to each such employee in any and all capacities other than the then current accrual of regular payroll compensation, including any Transaction Bonuses. Any of the Employees can be dismissed immediately for any reason or no reason without notice and without further liability, subject to applicable laws, rules and regulations relating to employment discrimination and, in Canada, other than such as results from Legal Requirements for an Employee without an agreement as to notice or severance. To Sellers' Knowledge, none of the Employees intend to terminate their employment relationship with either Business.


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

          (c) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of either Business and Sellers have not been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of Sellers, no audit of either Business is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or, to Sellers' Knowledge, potential claims which may materially adversely affect Sellers' accident cost experience in respect of either Business.

          (d) Sellers have provided to Buyer all orders and inspection reports under applicable Occupational Health and Safety legislation ("OHSA") relating to either Business together with the minutes of Sellers' joint health and safety committee meetings for the past three (3) years. There are no charges pending under OHSA in respect of either Business. Sellers have complied in all material respects with any orders issued under OHSA in respect of either Business and there are no appeals of any orders under OHSA currently outstanding.

     3.13 EMPLOYEE BENEFITS

          (a) Section 3.13(a) of the Seller Disclosure Schedules contains a list of all Seller Benefit Plans. Sellers have made available for review by Buyer copies of all Seller Benefit Plans (including all related trusts and insurance contracts or other funding vehicles).

          (b) Each Seller Benefit Plan has been maintained and operated in all material respects in accordance with its terms and applicable Legal Requirements, and no event or circumstance has occurred or exists with respect to any Seller Benefit Plan that could result in Liability to Buyer or any of its Affiliates.

          (c) None of the Seller Benefit Plans is a pension plan within the meaning of Section 3(2) of ERISA that is subject to the funding requirements of
Section 412 of the Code or Section 302 of ERISA or is subject to the provisions of Title IV of ERISA.

          (d) Subject to Legal Requirements, no provision of any Seller Benefit Plan or of any agreement, and no act or omission of any Seller, in any way limits, impairs, modifies or otherwise affects the right of Sellers or, after the Effective Time, Buyer to unilaterally amend or terminate any Seller Benefit Plan, and no commitments to improve or otherwise amend any Seller Benefit Plan have been made.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a) Except as set forth in 3.14(a) of the Seller Disclosure Schedules:

               (i) Sellers have complied in all material respects with all Legal Requirements applicable to the conduct and operation of each Business and the ownership or use of any of the Assets;

               (ii) with regard to each Business and the Assets, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement in any material respect relating to either Business or the Assets; and

               (iii) no Seller has received any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement with respect to either Business or any of the Assets.

          (b) Section 3.14(b) of the Seller Disclosure Schedules contains a list of each Governmental Authorization that is held by any Seller relating to or used in the operation of either Business or the Assets. Each Governmental Authorization listed in Section 3.14(b) of the Seller Disclosure Schedules is in full force and effect. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules:

               (i) Each Seller is in compliance in all material respects with each Governmental Authorization identified in Section 3.14(b) of the Seller Disclosure Schedules;

               (ii) no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in any material respect with any Governmental Authorization listed or required to be listed in
     Section 3.14(b) of the Seller Disclosure Schedules or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Schedules;

               (iii) no Seller has received any notice from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

          (c) The Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Schedules collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate each Business in the manner in which it currently conducts and operates such Business and to permit each Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

     3.15 LEGAL PROCEEDINGS; ORDERS

          (a) Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, there is no pending or, to Sellers' Knowledge, threatened Proceeding:

               (i) by or against any Seller that relates to or would reasonably be expected to affect either Business or the Assets in an adverse manner; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, to Sellers' Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Section 3.15(a) of the Seller Disclosure Schedules.

          (b) Except as set forth in Section 3.15(b) of the Seller Disclosure
Schedules:

               (i) there is no Order to which either Business or any of the Assets is subject; and

               (ii) to Sellers' Knowledge, no agent or employee of any Seller is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to either Business.

          (c) Except as set forth in Section 3.15(c) of the Seller Disclosure
Schedules:

               (i) each Seller is in compliance in all material respects with each Order to which it or any of the Assets is or has been subject;

               (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply in any material respect with any Order to which any Seller or any of the Assets is subject; and

               (iii) no Seller has received any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which such Seller or any of the Assets is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Section 3.16 of the Seller Disclosure Schedules or as otherwise permitted by this Agreement, since the date of the Latest Balance Sheets, each Seller has conducted each Business only in the ordinary course of such Business consistent with past practices and there has not been any:

          (a) payment (except in the ordinary course of such Business consistent with past practices) or increase by any Seller of any bonuses, salaries or other compensation to any Employee or entry into any employment, severance or similar Seller Contract with any Employee;

          (b) damage, destruction, theft or loss affecting the Assets, whether or not covered by insurance;

          (c) entry into, termination of or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Seller Contract to which any Seller is a party, or (ii) any Seller Contract described in Section 3.17(a), in each case other than in the ordinary course of business;

          (d) sale, lease or other disposition of any Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset, in each case other than in the ordinary course of business;

          (e) cancellation or waiver of any claims or rights relating to either Business or the Assets having an aggregate value in excess of $50,000;

          (f) notification by any significant customer or supplier of either Business of an intention to discontinue or materially change the terms of its relationship with such Business;

          (g) change in the accounting methods used by any Seller which relates to either Business or the Assets;

          (h) act or omission on the part of any Seller that if done or omitted after the date hereof would result in a breach of Sellers' covenants set forth in Section 6.2; or

          (i) Contract entered into by any Seller to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS

          (a) No Seller Contract that is in effect as of the date of this Agreement or on the Closing Date and is described in clauses (i)-(xiv) of the following sentence contains obligations that, if performed by Sellers, would result in a Material Adverse Effect on the Canadian Seller or the US Seller. As of the date of this Agreement, Section 3.17(a) of the Seller Disclosure Schedules contains, and as of the Closing Date Section 3.17(a) of the Seller Disclosure Schedules will contain, an accurate and complete (except for the Nabors Contract, which is separately the subject of Section 3.17(d)) list, and Sellers will have made available to Buyer accurate and complete copies, of:

               (i) each Seller Contract that involves performance of services or delivery of goods or materials by any Seller of an amount or value in excess of $50,000 or has a remaining term of more than one (1) year;

               (ii) each Seller Contract that involves performance of services or delivery of goods or materials to any Seller of an amount or value in excess of $25,000 or has a remaining term of more than one (1) year;

               (iii) each Seller Contract that was not entered into in the ordinary course of either Business consistent with past practices and that
     (A) involves expenditures or
     receipts of any Seller in excess of $25,000 or (B) has a remaining term of more than one (1) year, and is not subject to termination without penalty;

               (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with a term of less than one year);

               (v) each Seller Contract involving sales agency, sales representation, distributorship or franchise arrangements;

               (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

               (vii) each Seller Contract containing covenants that restrict any Seller's business activity or limit the freedom of such Seller to engage in any line of business or to compete with any Person;

               (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

               (ix) each power of attorney of any Seller relating to either Business or the Assets that is currently effective and outstanding;

               (x) each Seller Contract for capital expenditures in excess of $25,000;

               (xi) each Seller Contract not denominated in U.S. or Canadian dollars;

               (xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller with respect to either Business other than in the ordinary course of such Business consistent with past practices;

               (xiii) each Bid that involves the performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $50,000; and

               (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          (b) Except as set forth in Section 3.17(b) of the Seller Disclosure
Schedules:

               (i) each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Schedules or which is to be assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

               (ii) each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Schedules or which is being assumed by Buyer under this Agreement is assignable by the applicable Seller to Buyer without the Consent of any other Person, except as disclosed in or pursuant to Section 3.2(c); and

               (iii) each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Schedules or which is being assumed by Buyer under this Agreement is expected to produce a positive profit margin for Sellers, unless otherwise indicated in Section 3.17(a) of the Seller Disclosure Schedules.

          (c) Except as set forth in Section 3.17(c) of the Seller Disclosure
Schedules:

               (i) each Seller is in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

               (ii) no Seller has released any of its rights under a Seller Contract which is being assumed by Buyer;

               (iii) to Sellers' Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assumed by Buyer is in compliance with all applicable terms and requirements of such Seller Contract;

               (iv) to Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

               (v) no event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets; and

               (vi) there is no Seller Contract listed in Section 3.17(a) of the Seller Disclosure Schedules to be assumed by Buyer on which Sellers are behind schedule with respect to the timely delivery of any products or services.

          (d) Section 3.17(d) of the Seller Disclosure Schedules sets forth, with respect to the Nabors Contract, a complete and accurate list of (i) all agreements, documents and instruments comprising the Nabors Contract (including without limitation all change orders issued or otherwise agreed to by Sellers),
(ii) all products and services of each Business to be delivered or performed by Sellers under the Nabors Contract, (iii) the price for each of the 20 rigs delivered or to be delivered under the Nabors Contract (other than the optional, additional 40 rigs which are indicated in the "Purchase Order Detail" listed in
Section 3.17(d) of the Seller Disclosure Schedules) (the "Specified Nabors Rigs"), (iv) the delivery date of each of the Specified Nabors Rigs delivered or to be delivered under the Nabors Contract, (v) all payments received from Nabors Corporate Services (or any Affiliate thereof) in respect of each of the Specified Nabors Rigs delivered or to be delivered under the Nabors Contract (including any customer deposits and prepayments), and (vi) Sellers' actual or anticipated production costs with respect to each of the Specified Nabors Rigs.

     3.18 INSURANCE

          (a) Section 3.18(a) of the Seller Disclosure Schedules sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, workers' compensation and other forms of insurance held by each Seller that are related to either Business and material details regarding each, including limits of liability, deductibles and self insurance retentions.

          (b) All premiums due and payable for the insurance listed in Section 3.18(a) of the Seller Disclosure Schedules have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

          (c) Section 3.18(c) of the Seller Disclosure Schedules describes, with respect to either Business or the Assets, (i) any self-insurance arrangement by or affecting any Seller, including any reserves established thereunder, and (ii) all obligations of any Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

          (d) Section 3.18(d) of the Seller Disclosure Schedules sets forth as of the date of this Agreement, by year, for the current policy year and each of the two (2) preceding policy years with respect to either Business or the
Assets:

               (i) a summary of the loss experience under each policy of insurance;

               (ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000, which sets forth:

                    (A) the name of the claimant;

                    (B) a description of the policy by insurer, type of insurance and period of coverage; and

                    (C) the amount and a brief description of the claim; and

               (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (e) Notwithstanding anything else herein contained, Buyer acknowledges that the insurance policies listed in Section 3.18(a) of the Seller Disclosure Schedules are not being transferred or assigned to Buyer and that it is Buyer's sole responsibility to arrange for insurance for either Business and the Assets after the Effective Time.

     3.19 ENVIRONMENTAL MATTERS

          (a) Except as set forth in Section 3.19 of the Seller Disclosure Schedules or except as would not have an Environmental Adverse Effect, each Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws.

          (b) Except as set forth in Section 3.19 of the Seller Disclosure Schedules or except as would not have an Environmental Adverse Effect, there are no Environmental Liabilities pending or, to Sellers' Knowledge, threatened against any Seller relating to the operation of either Business that pertain or relate to (i) any obligations of any Seller under any applicable Environmental Law, (ii) violations by any Seller of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state or foreign laws, and Sellers have no Knowledge of any Environmental Conditions on, at, or underlying the Kearney Real Property other than such Environmental Conditions that do not require remediation under Environmental Laws.

          (c) Except as set forth in Section 3.19 of the Seller Disclosure Schedules or except as would not have an Environmental Adverse Effect, all environmental permits required under Environmental Laws in connection with the ownership or operation of either Business by any Seller have been obtained and are in full force and effect and no Seller has Knowledge of any basis for revocation or suspension of any such permits.

     3.20 GUARANTEES; LETTERS OF CREDIT

     Section 3.20 of the Seller Disclosure Schedules sets forth all guarantees, letters of credit or other similar performance assurances furnished by any Seller for the benefit of customers or suppliers of either Business. Except as set forth in Section 3.20 of the Seller Disclosure Schedules, no Seller is a guarantor, indemnitor, surety or accommodation party or otherwise liable in connection with either Business for any Indebtedness of any other Person.

     3.21 PRODUCT WARRANTIES

     Set forth in Section 3.21 of the Seller Disclosure Schedules are the standard forms of product warranties and guarantees used by Sellers in connection with either Business and copies of all other product warranties and guarantees given or made in connection with either Business. No oral product warranties or guarantees have been made containing terms less favorable to any Seller than the terms of the forms of product warranties and guarantees set forth in Section 3.21 of the Seller Disclosure Schedules. Except as specifically described in Section 3.21 of the Seller Disclosure Schedules, since the date of the applicable Latest Balance Sheet, no product warranty or similar claims have been made against any Seller in connection with either Business. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product warranty and similar claims now pending or hereafter asserted in connection with the Businesses with respect to products manufactured on or prior to the Effective Time will not exceed the amount of the warranty reserve set forth on the Closing Balance Sheets. No person or party (including, but not limited to, Governmental Bodies of any kind) has any valid claim, or valid basis for any action or proceeding, against any Seller under any Legal Requirements relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by any Seller in connection with either Business.

     3.22 PRODUCT LIABILITY CLAIMS

     Except as described in Section 3.22 of the Seller Disclosure Schedules, since the date of the applicable Latest Balance Sheet, no Seller has received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, any Seller in connection with either Business. Section 3.22 of the Seller Disclosure Schedules accurately and completely describes all such claims since the date of the applicable Latest Balance Sheet, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney's fees incurred in connection with such claim. Sellers have had at all times and currently have in full force and effect insurance of the type and amount adequate to cover all claims of the sort described in this Section. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted in connection with the Businesses with respect to products manufactured, sold or distributed on or prior to the Effective Time will not exceed the amount of the product liability reserve set forth on the Closing Balance Sheets.

     3.23 PRODUCT SAFETY AUTHORITIES

     Sellers have not been required to file any notification or other report with or provide written information or oral presentations to any Governmental Body or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by any Seller in connection with either Business, and, to Sellers' Knowledge, there exist no valid grounds for the recall of any such product.

     3.24 INTELLECTUAL PROPERTY

          (a) The Sellers are the sole legal owner of the entire right, title and interest in and to the Intellectual Property used in the operation of the business (excluding Intellectual Property of a Third Party that is licensed to Sellers) free and clear of all Encumbrances, restrictions or claims. The Intellectual Property owned by or licensed to each Seller and related to or used in the operation of either Business comprise all of the Intellectual Property that is necessary for the operation of the Businesses as currently conducted.

          (b) Section 3.24(b) of the Seller Disclosure Schedules sets forth, with respect to either Business, a complete list of all licenses (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller, or (ii) pursuant to which the use by any Seller of the Intellectual Property of a Third Party is permitted by any Person (other than commercial software) (collectively, the "Intellectual Property Licenses"). The Intellectual Property Licenses are in full force and effect.

          (c) Except as set forth in Section 3.24(c) of the Seller Disclosure Schedules, there are no claims of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party that are pending or, to Sellers' Knowledge, threatened, or that will occur as a result of the continued production of products of either Business as presently conducted which are currently in production as at the Effective Time.

          (d) To Sellers' Knowledge, no Intellectual Property owned by any Seller and no Intellectual Property that is subject to any Intellectual Property License is being infringed by Third Parties. There is no claim or demand of any Third Party, or any Proceeding which is pending (with service of process having been served on any Seller) or, to Sellers' Knowledge, threatened, that (i) challenges the ownership or other rights of any Seller in respect of any Intellectual Property relating to either Business, or (ii) claims that any default exists under any Intellectual Property License.

     3.25 BROKERS OR FINDERS

     No Seller has used any broker or finder in connection with the transactions described in this Agreement other than Raymond James Ltd., and neither Buyer nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by any Seller or any of its Related Persons in connection with the Contemplated Transactions.

     3.26 RELATED PARTY TRANSACTIONS

     Except as set forth in Section 3.26 of the Seller Disclosure Schedules, no Seller or any of its Related Persons, nor, to Sellers' Knowledge, any current director, officer or employee of any Seller or any of its Related Persons (a) has any direct or indirect interest (other than owning two percent (2%) or less of the equity interests of a publicly traded entity without any control of management) (i) in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of either Business, or (ii) in any material property, asset or right which is owned or used by any Seller in the conduct of either Business, or (b) is a party to any agreement or transaction with any Seller relating to either Business.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date, as follows:

     4.1 ORGANIZATION AND GOOD STANDING

     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

     4.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

          (a) Buyer has all requisite power and authority to enter into this Agreement and the documents to be delivered by Buyer at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Buyer's board of directors. No further action is necessary on the part of Buyer to execute and deliver this Agreement or to consummate the Contemplated Transactions.

          (b) Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) Conflict with or violate the governing documents of Buyer;

               (ii) Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any material Contract to which Buyer is a party or to which Buyer is bound; or

               (iii) To Buyer's Knowledge, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Buyer or to which Buyer may be subject.

          (c) Except as set forth in Section 4.2(c) of the Buyer Disclosure Schedules, Buyer is not required to give any notice to or obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 CERTAIN PROCEEDINGS

     There is no pending or, to Buyer's Knowledge, threatened Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

     4.4 BROKERS OR FINDERS

     Buyer has not used any broker or finder in connection with the transactions described in this Agreement, and neither Seller nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder's fee


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

or other commission of any Person retained by Buyer or any of its Related Persons in connection with the Contemplated Transactions.

5. COVENANTS OF BUYER AND SELLERS PRIOR TO CLOSING

     5.1 REQUIRED APPROVALS

          (a) Subject to the terms and conditions of this Agreement, the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Legal Requirements to consummate and make effective the Contemplated Transactions, including cooperating fully with the other parties, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act. The parties hereto shall use all reasonable efforts in connection with the filing with the Federal Trade Commission and the Department of Justice of the notification and report form required under the HSR Act for the Contemplated Transactions, and shall use reasonable efforts to provide any supplemental information that may be reasonably requested in connection with such filing (it being understood that the filing fee and other out-of-pocket costs incurred in connection with such filing shall be borne by Buyer). Based on the financial information that Sellers and Buyer have provided to each other, including the Financial Statements and Sellers' understanding that Buyer and its Affiliates do not have any assets or derive any revenues from Canada, Buyer and Seller confirm their agreement that no filing or approval is required under the Competition Act (Canada) in respect of the Contemplated Transactions and that the only filing required under the Investment Canada Act in respect of the Contemplated Transactions is by Buyer post-closing of notification of its acquisition of the Businesses.

          (b) Buyer and Sellers shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement and the Contemplated Transactions, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the Contemplated Transactions. Subject to Legal Requirements, Buyer and Sellers shall coordinate and cooperate in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Governmental Authorizations to Buyer, or in connection with any applications for new Governmental Authorizations relating to or used in the operation of either Business.

     5.2 NOTIFICATION

     Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Sellers, and Sellers shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty of such party contained in this Agreement to be, if qualified by materiality, untrue or incorrect, or if not so qualified, untrue or incorrect in any material respect (without in either such case giving effect to any supplement to the Seller Disclosure Schedules not approved in writing by Buyer) or (y) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any


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

notice pursuant to this Section 5.2 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

     5.3 COMMERCIALLY REASONABLE EFFORTS

     Buyer and Sellers shall use their commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

     5.4 BULK SALES LAWS

     Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar U.S. or Canadian law), but not with any bulk sales or similar provision relating to Taxes ("Bulk Sales Laws"), in connection with the Contemplated Transactions.

     5.5 UPDATING; DELIVERY OF MONTHLY FINANCIALS

     Sellers may from time to time notify Buyer of any changes or additions to the Seller Disclosure Schedules and Buyer may from time to time notify Sellers of any changes or additions to the Buyer Disclosure Schedules by the delivery of amendments or supplements thereto, if any, as of a reasonably current date prior to the Closing, but each party shall in any event at least once not earlier than ten (10) Business Days or later than three (3) Business Days prior thereto so notify the other party; provided, however, that such delivery shall not affect any rights of a party under this Agreement, unless the updated disclosure would cause a party to have the right of termination under Section 9.1(b) and such party does not exercise such right of termination under Section 9.1(b) and the Closing occurs, in which case any such amendment or supplement shall be deemed to become a part of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, as of the date of this Agreement; and provided further, that Sellers shall prepare and deliver to Buyer unaudited balance sheets, and related statements of income of Canadian Seller and each US Seller promptly after the 20th day in a month for the immediately preceding fiscal month.

6. COVENANTS OF SELLERS PRIOR TO CLOSING

     6.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (a) afford Buyer and its Representatives (collectively, "Buyer Group") access, during regular business hours, to Sellers' personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data related to each Business and the Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers and provided that Buyer shall not contact any of Sellers' personnel without first receiving the approval of Sellers' Representative Party; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data related to each Business and the Assets as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding each Business and the Assets as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by

Buyer, with Buyer's investigation of the properties, assets and financial condition related to each Business and the Assets. In addition, Buyer shall have the right to have the Kearney Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Kearney Real Property and Tangible Personal Property. Upon notice to Sellers, Buyer shall have the right to conduct an environmental assessment of the Assets and of the Kearney Real Property; provided that such environmental assessment shall not unreasonably interfere with normal operation of the Assets. Buyer shall not, however, be permitted to conduct any sampling, boring, drilling or other invasive investigative activity with respect to the Assets or the Kearney Real Property. Each Seller shall have the right to be present during any such environmental assessment. Buyer shall maintain, and shall cause its officers, employees, Representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies, unless Buyer is required by Legal Requirement to make such disclosure, in which case Buyer shall so notify Sellers and allow Sellers a reasonable time to prepare such disclosure.

     6.2 OPERATION OF THE BUSINESSES

     Between the date of this Agreement and the Closing, with respect to each Business and the Assets, unless Buyer otherwise consents in writing, each Seller shall:

          (a) conduct each Business only in the ordinary course of business consistent with past practices;

          (b) without making any commitment on Buyer's behalf, use its commercially reasonable efforts to, in all material respects, preserve intact the current organization of each Business, keep available the services of its employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c) except for cause, make no material changes in management personnel of Sellers;

          (d) not hire any management personnel of either Business, make any changes to any Seller Benefit Plan affecting the Employees, or increase the wages, salaries or benefits of any Employee, other than in the ordinary course of business;

          (e) maintain the Assets in a state of repair and condition that complies with Legal Requirements, is consistent with the requirements and normal conduct of each Business and consistent with the recent normal and routine maintenance schedule performed by Sellers;

          (f) use its commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to each Business;

          (g) comply with all Legal Requirements and use its commercially reasonable efforts to comply in all material respects with all contractual obligations applicable to the operations of each Business;

          (h) continue in full force and effect the insurance coverage under the policies set forth in Section 3.18(a) of the Seller Disclosure Schedules or substantially equivalent policies;

          (i) not sell, lease or otherwise dispose of any material asset or property;

          (j) not incur, refinance, assume or guarantee any Indebtedness;

          (k) not create or assume any Encumbrance on any Assets, other than a Permitted Encumbrance;

          (l) not amend or supplement any Seller Contract listed or required to be listed in Section 3.17(a) of the Seller Disclosure Schedules;

          (m) not enter into any Seller Contract or Bid described in Section 3.17(a) or relating to the Intellectual Property other than in the ordinary course of business;

          (n) not dispose of or permit to lapse any rights to the use of any Intellectual Property or permit any Governmental Authorization to expire; and

          (o) maintain all books and Records of Sellers relating to each Business in the ordinary course of business consistent with past practices.

     6.3 NEGATIVE COVENANT

     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 would be reasonably likely to occur; or (b) make any modification to any Governmental Authorization.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS; SELLERS' PERFORMANCE

     The representations and warranties of each Seller set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Seller Disclosure Schedules not approved in writing by Buyer), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects. Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date, (i) that all representations and warranties (individually and collectively) of Sellers in
Article 3 are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and (ii) that Sellers have performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date.

     7.2 HSR ACT

     The waiting period under the HSR Act shall have expired or been terminated.

     7.3 CONSENTS

     Each of the Consents identified in Exhibit D shall have been obtained and shall be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS

     Each Seller shall have caused the documents and instruments required by
Section 2.9(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          (a) Releases of all Encumbrances on the Assets, other than as stated in Section 3.7(a) of the Seller Disclosure Schedules and Permitted Encumbrances;

          (b) A certificate of non foreign status in the form prescribed by United States Treasury Regulation Section 1.1445-2(b)(2)(iv) with respect to US Seller; and

          (c) Such other documents as Buyer may reasonably request for the purpose of:

               (i) evidencing the accuracy of any of Sellers' representations and warranties;

               (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller; or

               (iii) evidencing the satisfaction of any condition referred to in this Article 7.

     7.5 NO PROCEEDINGS

     There shall not be any Proceeding pending or threatened against any Seller (other than by or at the direction of Buyer or any of its Affiliates) or Buyer or against any Related Person of any such party (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CONFLICT

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

8. CONDITIONS PRECEDENT TO EACH SELLER'S OBLIGATION TO CLOSE

     Each Seller's obligation to sell the Assets and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS; BUYER'S PERFORMANCE

     The representations and warranties of Buyer set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Buyer Disclosure Schedules not approved in writing by Sellers), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects. Buyer shall have delivered to Sellers a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date (i) that all representations and warranties (individually and collectively) of Buyer are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and
(ii) Buyer has performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

     8.2 HSR ACT

     The waiting period under the HSR Act shall have expired or been terminated.


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

     8.3 ADDITIONAL DOCUMENTS

     Buyer shall have caused to be delivered (or tendered subject only to Closing) to each Seller the documents and instruments required by Section 2.9(b) and such other documents as Sellers may reasonably request for the purposes of:

          (a) Evidencing the accuracy of any of Buyer's representations and warranties;

          (b) Evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

          (c) Evidencing the satisfaction of any condition referred to in this
Article 8.

     8.4 NO PROCEEDINGS

     There shall not be any Proceeding pending or threatened against any Seller (other than by or at the direction of Sellers and their Affiliates) or against any Related Person of such Seller (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

     8.5 NO CONFLICT

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Seller or any Related Person of such Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

9. TERMINATION

     9.1 TERMINATION EVENTS

     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          (a) by mutual written agreement of Buyer and Rance E. Fisher (each, a "Representative Party");

          (b) by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any representation or warranty contained in this Agreement which cannot be or has not been cured


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

within thirty (30) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

          (c) by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within ten (10) days the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

          (d) by either Representative Party in the event (i) any consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the consummation of such transactions shall have been permanently and restrained, enjoined or otherwise prohibited by force of law; or

          (e) by either Representative Party in the event that the Closing shall not have been consummated by March 15, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Representative Party electing to terminate pursuant to this Section 9.1(e) or an Affiliate of such Representative Party.

     9.2 EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this
Section 9.2 and Articles 11, 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the nonterminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. ADDITIONAL COVENANTS

     10.1 EMPLOYEES AND EMPLOYEE BENEFITS

          (a) As soon as practicable after the date of this Agreement, Sellers shall advise the Employees of the acquisition of the Businesses by Buyer and Buyer shall offer employment, effective as of the Effective Time, to all persons who are full-time Employees on the date of this Agreement and as to whom Buyer has received the information required under Section 3.12(b) on such date (except as provided below with respect to any Employee who is on short-term disability leave as of the Closing
Date). Each Employee who accepts any such offer of employment shall be referred to in this Agreement as a "Transferred Employee". The offers of employment, including wages, salaries and benefits, shall be, in the aggregate, substantially comparable (but excluding for this purpose any Transaction Bonuses) with the terms and conditions under which the Transferred Employees were employed on the date of this Agreement. Seller shall not in any manner attempt to discourage Employees from accepting offers of employment made by Buyer. Any Employee who is on short-term disability leave as of the Closing Date shall remain employed by Sellers through the Employee's short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), Buyer shall at that time make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, subject to the proviso above.

          (b) Sellers shall be responsible for (i) all termination and severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Sellers of the employment of any Employees prior to or on the Closing Date; (ii) all liabilities for salary, wages, bonuses, commissions, vacation pay and other remuneration due or accruing to Employees through the Effective Time; and (iii) all liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment with Sellers prior to the Closing Date.

          (c) Sellers shall be liable for any claims made by Employees and their beneficiaries under the Seller Benefit Plans in all such cases, for benefits accruing prior to the Effective Time.

          (d) As of the Effective Time, Buyer will assume sponsorship of the Seller Benefit Plans; provided, however, that in the case of any Seller Benefit Plan that is described in Section 401(k) of the Code, such Seller Benefit Plan can be maintained by Buyer without loss of qualification under Section 401(a) of the Code. Sellers shall be solely responsible for any continuation coverage required by COBRA (or by any similar Canadian benefits laws) for those Employees of Sellers who are not Transferred Employees. Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all fringe benefits programs of Buyer, including vacation, bonus and other incentive programs.

          (e) Sellers shall retain all assets in the pension and retirement funds of Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from Sellers in accordance with the applicable plan document and the Transferred Employees' elections, as applicable.

          (f) With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Legal Requirements relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Legal Requirements based on Buyer's failure to comply with Section 10.1(a) or Buyer's actions after the

Closing, Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Legal Requirements relating to the Contemplated Transactions.

          (g) Sellers shall make available to Buyer records which provide information regarding employees' names, Social Security or Social Insurance numbers, dates of hire by Sellers, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees. Sellers shall not provide records to the extent prohibited by any applicable Legal Requirement, including the Health Insurance Portability and Accountability Act of 1996 and applicable privacy laws.

          (h) Nothing contained in this Agreement will confer upon any Transferred Employee, or any legal representative thereof, any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement or the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any Affiliate of Buyer will be required to continue any particular Seller Benefit Plan after the Closing Date for the Transferred Employees, and any such Seller Benefit Plan may be amended or terminated in accordance with its terms and any applicable Legal Requirements.

     10.2 RETENTION OF AND ACCESS TO RECORDS

     For the greater of five years from the Closing Date and any period as may be required by any statute, regulation or Governmental Body or any then pending litigation, Buyer shall maintain in the same manner that it currently maintains its business records and files the business records and files of Sellers that are transferred to Buyer in connection herewith, and in anticipation of, or preparation for, existing or future Proceedings or any Tax audit in which Sellers or any of their Affiliates are involved and which is related to either Business or the Assets, permit Sellers and their Representatives reasonable access to such records and files during regular business hours and upon reasonable notice at Buyer's principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of either Business and (ii) Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any Legal Requirement or applicable confidentiality agreement with any Person. Buyer shall notify Sellers in writing at least ten days prior to any destruction of such transferred records and files prior to the end of the period referenced in the preceding sentence, and at Sellers' option, deliver such records and files to Sellers.

     10.3 FURTHER ASSURANCES

     The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to the others such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The Principal Shareholders and Sellers agree jointly and severally to indemnify, defend and hold harmless the Buyer Indemnitees and to promptly reimburse the Buyer Indemnitees for any Damages arising from or in connection with the inability of Sellers to obtain all requisite approvals, consents or waivers as of the Closing necessary to convey to Buyer (i) the Real Property Lease between Canadian Seller and Global Ocean Properties Limited described in Section 3.17(b) of the Seller Disclosure Schedules and (ii) the Seller Contracts with Parametric Technology Corporation, Made2Manage Systems, Inc. and Anston Business Solutions USA, Inc.listed in Section 3.17(b) of the Seller Disclosure Schedules, provided that the foregoing indemnity shall not be subject to the limitations set forth in Section 11.4.

     10.4 PROVISIONS RELATING TO CERTAIN ASSETS AND WARRANTY OBLIGATIONS

          (a) To the extent that a Seller Contract, Governmental Authorization or other Asset is not capable of being sold, assigned, transferred, subcontracted or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any Third Party (including a Governmental
Body), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Legal Requirement, neither this Agreement nor any other Transaction Agreement shall constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

          (b) Anything in this Agreement to the contrary notwithstanding, a Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights or obligations in or to any of the Seller Contracts or Governmental Authorizations without first obtaining all necessary approvals, consents or waivers; provided, however, that the foregoing shall not limit Sellers' liability for a breach of Section 3.14 and Section 5.1. Each Seller shall cooperate with Buyer to obtain all approvals, consents or waivers necessary to convey to Buyer each such Seller Contract or Governmental Authorization as soon as practicable; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration or concession therefor to the Third Party from whom such approval, consent or waiver is requested. Other than the Consents set forth on Exhibit D, the failure by any Seller to obtain any such approval, consent or waiver necessary to convey any Seller Contract or Governmental Authorization to Buyer shall not affect the obligations of the parties to close hereunder; provided that such Seller agrees to use commercially reasonable efforts to cause the economic benefit of each Seller Contract or Governmental Authorization to be furnished to Buyer.

          (c) To the extent any of the approvals, consents or waivers necessary to convey any Seller Contract or Governmental Authorization to Buyer have not been obtained by any Seller as of the Closing or to the extent any Seller Contract or Governmental Authorization cannot be transferred to Buyer by the Closing, the Principal Shareholders and such Seller shall, during the remaining term of such Seller Contract, use commercially reasonable efforts, to (i) at the request of Buyer, cooperate with the Buyer to obtain the consent of any such Third Party; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration to any Person, (ii) at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Seller Contract or Governmental Authorization to Buyer, (iii) as it pertains to Seller Contracts, enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of such Seller arising from any such Seller


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

Contract against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Seller Contract in accordance with the terms thereof upon the request of Buyer), and (iv) as it pertains to Governmental Authorizations, at the request and expense of Buyer, apply for any necessary renewals or extensions thereof. To the extent that any Seller enters into lawful arrangements reasonably satisfactory to Buyer designed to provide the benefits of any such Seller Contract or Governmental Authorizations to Buyer as set forth in clauses (i) through (iv) above, such Seller Contract or Governmental Authorization shall be deemed to have been conveyed to Buyer for the purposes of this Agreement.

          (d) To the extent that, notwithstanding Sellers' representation set forth in Section 3.21, the aggregate loss and expense (including out-of-pocket expenses) attributable to warranty and similar claims asserted in respect of warranties implied by law and any warranty agreement and indemnities given by any Seller for goods or services delivered by any Seller prior to the Effective Time exceeds the amount of the warranty reserve set forth in the Closing Balance Sheets, and Buyer determines, in its sole discretion, to perform work under any such warranty, then Sellers shall promptly reimburse Buyer for all such loss and expense incurred by Buyer in excess of the amount of such reserve; provided, that such reimbursement shall not be subject to the limitations set forth in
Section 11.4.

     10.5 SUPPORT

     From and after the Closing, in the event and for so long as any Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to either Business (including during any period prior to Closing), Buyer will cooperate reasonably with Sellers and Sellers' counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, all at the reasonable out-of-pocket expense of the Sellers (unless the Sellers are entitled to indemnification therefor hereunder). This Section 10.5 is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

11. INDEMNIFICATION; REMEDIES

     11.1 SURVIVAL

     All representations, warranties, covenants and obligations in this Agreement, the Seller Disclosure Schedules, the supplements to the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the certificates delivered pursuant to Section 2.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.


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

     11.2 INDEMNIFICATION AND REIMBURSEMENT BY PRINCIPAL SHAREHOLDERS AND
SELLERS

     The Principal Shareholders and Sellers will jointly and severally indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnitees"), and will reimburse Buyer Indemnitees for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses), whether or not involving a Third Party Claim (collectively, "Damages"), arising from or in connection with:

          (a) any Breach of any representation or warranty made by the Principal Shareholders or Sellers in (i) this Agreement, (ii) the Seller Disclosure Schedules, (iii) the amendments or supplements to the Seller Disclosure Schedules, (iv) the certificate delivered pursuant to Section 2.9(a), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by the Principal Shareholders or Sellers pursuant to this Agreement;

          (b) any Breach of any covenant or obligation of the Principal Shareholders or Sellers in this Agreement or in any other certificate, document, writing or instrument delivered by them pursuant to this Agreement;

          (c) if the Closing occurs, any Liability arising out of the ownership or operation of the Assets prior to the Effective Time, except to the extent such Liability arises out of or relates to an Assumed Liability;

          (d) if the Closing occurs, any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on any Seller's behalf) in connection with any of the Contemplated Transactions;

          (e) if the Closing occurs, any Seller Benefit Plan;

          (f) if the Closing occurs, any Retained Liabilities; or

          (g) if the Closing occurs, any Environmental Liabilities that may be imposed upon or incurred by Buyer arising out of or relating to: (i) any Release of Hazardous Materials on, at, or underlying the Kearney Real Property by Sellers or any prior owner or operator of the Kearney Real Property on or prior to the Effective Time; (ii) any violations of Environmental Law relating to the operation of either Business on or prior to the Effective Time; or (iii) the acts or omissions of Sellers in connection with their ownership or operation of either Business or the Kearney Real Property on or prior to the Effective Time.

     11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

     Buyer will indemnify, defend and hold harmless Sellers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Seller Indemnitees"), and will reimburse Seller Indemnitees for any Damages arising from or in connection with:


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

          (a) any Breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the Buyer Disclosure Schedules, (iii) the amendments or supplements to the Buyer Disclosure Schedules, (iv) the certificate delivered pursuant to Section 2.9(a), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Buyer pursuant to in this Agreement;

          (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

          (c) if the Closing occurs, any Liability arising out of the ownership or operation of either Business or the Assets following the Effective Time;

          (d) if the Closing occurs, any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

          (e) if the Closing occurs, any Assumed Liabilities;

          (f) if the Closing occurs, any Environmental Liabilities that may be imposed upon or incurred by Sellers arising out of or relating to: (i) any Release of Hazardous Materials on, at, or underlying the Kearney Real Property by Buyer or its Affiliates or any subsequent owner or operator of the Kearney Real Property after the Effective Time; (ii) any violations of Environmental Law relating to the operation of either Business after the Effective Time; or (iii) the acts or omissions of Buyer in connection with the ownership or operation of either Business or the Kearney Real Property after the Effective Time;

          (g) if the Closing occurs, except with respect to any Proceeding arising out of or relating to the Liabilities retained pursuant to Section 2.4(b)(iii), any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) commenced after the Effective Time and arising out of or relating to any occurrence or event happening at or after the Effective Time; or

          (h) if the Closing occurs, any Liability of Sellers as a result of letters of credit issued by HSBC Bank Canada being called on due to Buyer's failure to perform warranty obligations in respect of which such letters of credit have been issued provided such warranty obligations are Assumed Liabilities.

     11.4 LIMITATIONS ON AMOUNT--SELLERS

     From and after the Closing, the Principal Shareholders and Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) or (g) until the total of all Damages with respect to such matters exceeds $250,000 in the aggregate and then only for the amount by which such Damages exceed $250,000; provided, however, that in no event shall Sellers' aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) or (g) exceed an amount equal to one-half of the cash portion of the Purchase Price. Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.4 will


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

not apply to a breach of any representation or warranty set forth in Section 3.1, 3.2, 3.7, 3.11 or 3.25.

     11.5 LIMITATIONS ON AMOUNT--BUYER

     From and after the Closing, Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds $250,000 in the aggregate and then only for the amount by which such Damages exceed $250,000; provided, however, that in no event shall Buyer's liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) exceed an amount equal to one-half of the cash portion of the Purchase Price. Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.5 will not apply to a breach of any representation and warranty set forth in
Section 4.1, 4.2 or 4.4

     11.6 TIME LIMITATIONS

     The several representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of two (2) years from the Closing Date; provided, that (a) the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.25, 4.1, 4.2 and 4.4 shall survive the Closing Date without limitation, (b) Sections 3.11 and 3.13 shall survive for 30 days following the expiration of any statutes of limitation or reassessment periods, including extensions, under applicable law and (c) Section 3.19 shall survive for three years from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 11 hereof may be made thereon) if a written notice asserting the claim and specifying the factual basis of the claim in reasonable detail to the extent then known by the notifying party shall have been given within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. The agreements and covenants set forth herein shall survive without limitation.

     11.7 PROCEDURE

     All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

          (a) A Person entitled to indemnification under Section 11.2 or 11.3 (an "Indemnitee"), promptly after it becomes aware of facts giving rise to a right of indemnification under this Agreement, shall give written notice thereof to the Person obligated to indemnify under such section (an "Indemnitor"), stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of the matter and basis of the claim for indemnity under this Agreement. For purposes of this Section 11.7(a), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a party to this Agreement that gives rise to Damages on behalf of the party shall constitute the awareness of facts giving rise


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

to a right of indemnification by it under this Agreement and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 11.7(a). Failure to provide the notice shall not affect the right of the Indemnitee to indemnification except to the extent the Indemnitor is materially prejudiced by the Indemnitee's failure to give such notice.

          (b) If an Indemnitee should have Damages against any Indemnitor hereunder that does not involve a Third Party Claim, the Indemnitee shall provide the Indemnitor a written notice with respect to the Damages. If the Indemnitor does not notify the Indemnitee within 30 calendar days from its receipt of the written notice of Damages that the Indemnitor disputes the Damages, the Damages specified by the Indemnitee in the claim notice shall be deemed a liability of the Indemnitor hereunder. If the Indemnitor has timely disputed the Damages as provided above, such dispute shall be resolved subject to the provisions of this Agreement.

          (c) If an Indemnitee shall have a Third Party Claim asserted against it, the Indemnitee shall provide the Indemnitor written notice of the Damages relating to the Third Party Claim (a "Third Party Claim Notice"). Within 15 Business Days following receipt by an Indemnitor of a Third Party Claim Notice (the "Election Period"), the Indemnitor shall advise the Indemnitee in writing
(i) whether the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 with respect to the Third Party Claim and (ii) whether the Indemnitor elects, at its sole cost and expense, to defend the Indemnitee against such Third Party Claim.

          (d) If the Indemnitor notifies the Indemnitee within the Election Period of its election to assume the defense of the Third Party Claim in accordance with Section 11.7(c) above, the Indemnitor shall have the obligation to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.7(d); provided, that the Indemnitor shall not settle or compromise any such Third Party Claim without the prior consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e. such settlement or compromise shall not require the admission of wrongdoing by the Indemnitee, impose any obligations upon the Indemnitee or deprive the Indemnitee of any rights), (ii) the full amount of such monetary settlement or compromise will be paid by the Indemnitor, and (iii) the Indemnitee receives as part of such settlement or compromise a legal, binding and enforceable unconditional satisfaction and/or release from any and all further actions or liabilities relating to the subject matter of the Third Party Claim. The Indemnitor shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. The Indemnitee is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that the Indemnitee shall, in good faith, deem necessary or appropriate to protect its interest or those of the Indemnitor and not prejudicial to the Indemnitor (it being understood and agreed that if the Indemnitee takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnitor, the Indemnitor shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated). If requested by the Indemnitor, the Indemnitee agrees, at the sole cost and expense of the Indemnitor, to cooperate with the Indemnitor and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnitee shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim


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

controlled by the Indemnitor pursuant to this Section 11.7(d), and shall bear its own costs and expenses with respect to any such participation.

          (e) If an Indemnitor fails to notify an Indemnitee within the Election Period that the Indemnitor elects to defend the Indemnitee pursuant to Section 11.7(c) or if the Indemnitor fails to diligently defend or settle the Third Party Claim or to prosecute any appropriate counterclaim against the Person making the Third Party Claim or any cross-complaint or counterclaim against any Person, or if the Indemnitee reasonably objects to such election on the grounds that counsel for such Indemnitee cannot represent both the Indemnitor and the Indemnitee because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnitor (but only if the Indemnitee actually is entitled to indemnification hereunder), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnitee and its counsel. The Indemnitee shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim; provided, that the Indemnitee shall not enter into any compromise or settlement of such Third Party Claim without the Indemnitor's consent, which shall not be unreasonably withheld, conditioned or delayed. If requested by the Indemnitee, the Indemnitor shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint or counterclaim against any Person. Notwithstanding the foregoing in this Section 11.7(e), if the Indemnitor has delivered a written notice to the Indemnitee to the effect that the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee's defense pursuant to this Article 11 or of the Indemnitor's participation therein at the Indemnitee's request, and the Indemnitee shall reimburse the Indemnitor in full for all reasonable costs and expenses of the Indemnitor in connection with the Third Party Claim, excluding, however, any litigation with respect to its indemnity obligation hereunder. The Indemnitor shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 11.7(e), and the Indemnitor shall bear its own costs and expenses with respect to any such participation.

     11.8 PAYMENT

     Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made within five Business Days after the earlier of (i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim. Payments of all amounts owing by an Indemnitor other than as a result of a Third Party Claim shall be made within five Business Days after the later of (i) 30 days after the expiration of the Election Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnitor's liability to the Indemnitee under this Agreement. Notwithstanding the foregoing, if the Indemnitor has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnitor shall reimburse (promptly after the receipt of each invoice therefor) the Indemnitee for the reasonable and documented out-of-pocket costs and expenses incurred by the Indemnitee in contesting the Third Party Claim.


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

     11.9 INSURANCE

     The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder for such Damages.

     11.10 NO DUPLICATION

     Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a Breach of more than one representation, warranty, covenant or agreement.

     11.11 REMEDIES

          (a) The parties agree that, except as provided in Section 13.5, the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement or any other agreement delivered by any Seller or Buyer in connection with the Contemplated Transactions (collectively, the "Transaction Agreements"), or any other claims relating to either Business, the events giving rise to this Agreement and the other Transaction Agreements and the Contemplated Transactions shall be limited to the indemnification provisions set forth in this Article 11, provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnitor shall Breach or threaten to commit a Breach of any of its restrictive covenants set forth in this Agreement or any other Transaction Agreement (the "Restrictive Covenants"), any Indemnitee shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnitee, under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnitor, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages will not provide such Indemnitee an adequate remedy.

          (b) The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 11 shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this Article 11.

     11.12 NO SPECIAL DAMAGES

     IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 11 OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.


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12. CONFIDENTIALITY

     12.1 DEFINITION OF CONFIDENTIAL INFORMATION

          (a) As used in this Article 12, the term "Confidential Information" includes any and all of the following information of any Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party"):

               (i) all information that is a trade secret under applicable trade secret or other law;

               (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures;

               (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

               (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

          (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each Disclosing Party, hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.


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     12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

          (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of Sellers with respect to Confidential Information of Sellers (each, a "Seller Contact") or an authorized Representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Sellers shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and
(C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

          (b) Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the ordinary course of either Business consistent with past practices.

          (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of Sellers relating solely to any of the Assets or the Assumed Liabilities.

     12.3 EXCEPTIONS

     Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

     12.4 LEGAL PROCEEDINGS

     If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party


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

shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement. Notwithstanding anything to the contrary in this
Article 12 or elsewhere in this Agreement, any Seller may disclose any Confidential Information to the extent it reasonably believes such disclosure is required to comply with the requirements of any applicable Legal Requirement.

     12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

     If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

     12.6 ATTORNEY-CLIENT PRIVILEGE

     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and
(d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.


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


13. GENERAL PROVISIONS

     13.1 EXPENSES

     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Buyer will pay all filing fees and other out-of-pocket costs relating to filings made under the HSR Act or comparable Canadian statute. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     13.2 PUBLIC ANNOUNCEMENTS

     Except as may be required to comply with the requirements of any applicable Legal Requirement or the rules and regulations of any stock exchange or national market system upon which the securities of any Seller or Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, that, after the Closing, any Seller or Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval if it has previously provided a copy of the press release or other public announcement to the other party for a reasonable period of time for review and comment.

     13.3 NOTICES

     All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

          Sellers:                    Crown Energy Technologies Inc.
                                      3001 Shepard Place S.E.
                                      Calgary, Alberta
                                      T2C 4P1
                                      Canada
                                      Attention: Rance E. Fisher
                                                 President and Chief
                                                 Executive Officer
                                      Facsimile: (403) 720-0455
                                      Confirm: (403) 203-8458


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

          with a mandatory copy to:   McCarthy Tetrault LLP
                                      Suite 3300, 421 - 7th Avenue S.W.
                                      Calgary, Alberta
                                      T2P 4K9
                                      Canada
                                      Attention: Owen A. Johnson
                                      Facsimile: (403) 260-3501
                                      Confirm: (403) 260-3500

          Buyer:                      Stewart & Stevenson LLC
                                      Attention: Jeff Merecka
                                      Facsimile: (713) 751-2715
                                      Confirm: (713) 751-2715

          with a mandatory copy to:   Jones Day
                                      222 East 41st Street
                                      New York, New York 10017
                                      Attention: William F. Henze II
                                      Facsimile: (212) 755-7306
                                      Confirm: (212) 326-3603

     13.4 DISPUTE RESOLUTION

          (a) For the purposes of all legal proceedings, the courts of the Province of Alberta will have exclusive jurisdiction to entertain any action arising under this Agreement. Buyer and each Seller hereby attorns to the jurisdiction of the courts of the Province of Alberta. Notwithstanding the foregoing, in the event of any dispute or controversy (except for any dispute or controversy arising out of the calculation of the Closing Date Working Capital Amount that is to be resolved in accordance with Section 2.12) arising out of or relating to this Agreement, or any matter relating hereto or the Contemplated Transactions (the "Dispute"), the parties shall first try to resolve the Dispute by mutual agreement. If the parties are unable to resolve the Dispute by entering into a written settlement agreement within 30 days following a party's delivery of a written notice of a Dispute, setting forth in reasonable detail the circumstances and basis for the Dispute, either Buyer or any one or more Sellers shall be free to initiate legal proceedings against the other with respect to the Dispute in the courts of the Province of Alberta.

          (b) Each party hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or the Contemplated Transactions, whether based on contract, tort or otherwise.

     13.5 ENFORCEMENT OF AGREEMENT

     Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases


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

by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     13.6 WAIVER; REMEDIES CUMULATIVE

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and the Confidentiality Agreement) and constitutes (along with the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

     13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign its rights or delegate its obligations hereunder to any Person that is directly or indirectly controlled by Buyer that enters into a written agreement with Sellers and the Principal Shareholders to be bound by the provisions of this Agreement in all respects and to the same extent as Buyer is bound, and upon the later of any such assignment or the payment by Buyer of the cash portion of the Purchase Price (including any Closing Date Working Capital Adjustment Amount owed by Buyer), Buyer shall be released from all obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and enure to the benefit of the successors and permitted assigns of the parties. Except for such rights as shall enure to a successor or permitted assignee pursuant to this Section 13.8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision


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

of this Agreement, including, with respect to any Transferred Employee or legal representative thereof, any right to employment for any specified period or of any nature or kind whatsoever.

     13.9 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.10 CONSTRUCTION

     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," and "Sections" refer to the corresponding Articles and Sections of this Agreement, the Seller Disclosure Schedules and the Buyer Disclosure Schedules.

     13.11 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.12 GOVERNING LAW

     This Agreement will be governed by and construed under, and any Dispute determined in accordance with, the laws of the Province of Alberta, Canada without regard to conflicts-of-laws principles that would require the application of any other law.

     13.13 EXECUTION OF AGREEMENT

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        STEWART & STEVENSON LLC



                                        By  /s/ Hushang Ansary
                                           -------------------------------------
                                        Name:   Hushang Ansary
                                              ----------------------------------
                                        Title:  Chairman
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES INC.


                                        By  /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name:   Rance E. Fisher
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES, INC.


                                        By  /s/  Rance E. Fisher
                                           -------------------------------------
                                        Name:    Rance E. Fisher
                                              ----------------------------------
                                        Title:   President
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES
                                        (OKLAHOMA) INC.


                                        By  /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name:   Rance E. Fisher
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES (ODESSA) INC.


                                        By  /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name:   Rance E. Fisher
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------




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


                                        CROWN ENERGY TECHNOLOGIES
                                        (VICTORIA) INC.


                                        By /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name: Rance E. Fisher
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES (CASPER) INC.


                                        By /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name: Rance E. Fisher
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        CROWN ENERGY TECHNOLOGIES
                                        (BAKERSFIELD), INC.


                                        By /s/ Rance E. Fisher
                                           -------------------------------------
                                        Name: Rance E. Fisher
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

/s/ Tim Sebastian                       /s/ Rance E. Fisher
-------------------------------------   ----------------------------------------
Witness                                 RANCE E. FISHER

/s/ Tim Sebastian                       /s/ Todd E. Fisher
-------------------------------------   ----------------------------------------
Witness                                 TODD E. FISHER


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